EXHIBIT 10.4

                     STOCK PURCHASE AND REDEMPTION AGREEMENT

                                  BY AND AMONG

                                   NEFF CORP.,

                       INDUSTRIAL EQUIPMENT RENTALS, INC.

                                       AND

                             ALL OF THE SHAREHOLDERS
                     AND HOLDERS OF SUBORDINATED DEBENTURES

                                       OF

                       INDUSTRIAL EQUIPMENT RENTALS, INC.

                          ----------------------------

                                  JULY 14, 1997

                          ----------------------------



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ARTICLE I - SALE AND PURCHASE OF SHARES; REDEMPTION OF PREFERRED STOCK
         AND PURCHASE AND CANCELLATION OF SUBORDINATED DEBENTURES.........     1

1.01     Sale and Purchase of Company Common Stock........................     1
1.02     Tender and Redemption of Redemption Shares.......................     3
1.03     Surrender, Payment and Cancellation of Subordinated Debentures...     3
1.04     Payments at Closing..............................................     4
1.05     Common Stock Purchase Price Adjustment...........................     5
1.06     Sellers' Representative..........................................     6
1.07     Waivers and Consents.............................................     7
1.08     Timing...........................................................     7

ARTICLE II - CLOSING......................................................     7

2.01     Closing..........................................................     7
2.02     Deliveries by Sellers to the Buyer...............................     8
2.03     Deliveries by the Company........................................     8
2.04     Deliveries by the Buyer..........................................     9
2.05     Termination in Absence of Closing................................     9

ARTICLE III- REPRESENTATIONS AND WARRANTIES
         OF STOCKHOLDERS AND COMPANY......................................    10

3.01     Corporate Existence and Qualification; Corporate Documents.......    10
3.02     Authority, Approval and Enforceability...........................    10
3.03     Capitalization and Ownership.....................................    10
3.04     Preemptive Rights; Registration Rights...........................    11
3.05     No Company Defaults or Consents..................................    11
3.06     No Proceedings...................................................    12
3.07     Financial Statements.............................................    12
3.08     Liabilities and Obligations......................................    12
3.09     Accounts Receivable..............................................    12
3.10     Employee Matters.................................................    12
3.11     Employee Benefit Matters.........................................    13
3.12     Absence of Certain Changes.......................................    14
3.13     Commitments......................................................    15
3.14     Insurance........................................................    17
3.15     Patents, Trade-marks, Service Marks and Copyrights...............    17
3.16     Trade Secrets and Customer Lists.................................    18
3.17     Title to Assets; Condition of Assets.............................    18
3.18     Compliance with Laws.............................................    18
3.19     Litigation; Default..............................................    18
3.20     Environmental Matters............................................    19
3.21     Banks............................................................    20
3.22     Suppliers and Customers Sales....................................    20
3.23     Brokerage........................................................    20
3.24     Disclosure; Due Diligence........................................    20
3.25     Ownership Interests of Interested Persons........................    20
3.26     Investments in Competitors.......................................    21
3.27     Certain Payments.................................................    21
3.28     Government Inquiries.............................................    21
3.29     Other Transactions...............................................    21
3.30     Tax Matters......................................................    21

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ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF EACH SELLER................    23

4.01     Title to the Shares..............................................    23
4.02     Authority to Execute and Perform Agreement.......................    23
4.03     No Sellers Defaults or Consents..................................    23

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE BUYER...................    24

5.01     Corporate Existence and Qualification............................    24
5.02     Authority, Approval and Enforceability...........................    24
5.03     No Default or Consents...........................................    24
5.04     No Proceedings...................................................    24
5.05     Brokerage........................................................    25
5.06     Representations and Warranties on Closing Date...................    25

ARTICLE VI - OBLIGATIONS PRIOR TO CLOSING.................................    25

6.01     Buyer's Access to Information and Assets.........................    25
6.02     Company's Conduct of Business and Operations.....................    25
6.03     General Restrictions.............................................    26
6.04     Notice Regarding Changes.........................................    27
6.05     Preferential Purchase Rights.....................................    27
6.06     Consents and Best Efforts........................................    27
6.07     Termination of Insurance Policies................................    27
6.08     Casualty Loss....................................................    28
6.09     Employee Matters.................................................    28
6.10     No Solicitation..................................................    28
6.11     Employment Agreements............................................    28
6.12     Consulting Agreement.............................................    28

ARTICLE VII - CONDITIONS TO SELLERS' AND BUYER'S OBLIGATIONS..............    29

7.01     Conditions to Obligations of All Parties.........................    29
7.02     Conditions to Obligations of Sellers.............................    29
7.03     Conditions to Obligations of the Buyer...........................    30

ARTICLE VIII - SURVIVAL; RELEASE OF ESCROW FUND...........................    31

8.01     Survival of Representations and Warranties of the Company and
         the Stockholders.................................................    31

ARTICLE IX - INDEMNIFICATION..............................................    32

9.01     Obligation of the Sellers to Indemnify...........................    32
9.02     Obligation of the Buyer to Indemnify.............................    32
9.03     Notice and Opportunity to Defend.................................    32
9.04     Limitations on Indemnification...................................    33
9.05     Set-Off Rights...................................................    34

ARTICLE X- POST-CLOSING OBLIGATIONS.......................................    35

10.01    Further Assurances...............................................    35
10.02    Publicity........................................................    35
10.03    Access to Records................................................    35

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ARTICLE XI - MISCELLANEOUS................................................    35

11.01    Brokers..........................................................    35
11.02    Costs and Expenses...............................................    35
11.03    Notices..........................................................    36
11.04    Governing Law....................................................    36
11.05    Representations and Warranties...................................    37
11.06    Entire Agreement, Amendments and Waivers.........................    37
11.07    Binding Effect and Assignment....................................    37
11.08    Remedies.........................................................    37
11.09    Exhibits and Schedules...........................................    37
11.10    Multiple Counterparts............................................    37
11.11    References.......................................................    37
11.12    Survival.........................................................    38
11.13    Attorneys' Fees..................................................    38

ARTICLE XII - DEFINITIONS.................................................    39

12.01    Affiliate........................................................    39
12.02    Collateral Agreements............................................    39
12.03    Company Assets...................................................    39
12.04    Damages..........................................................    39
12.05    Environmental Law................................................    39
12.06    Governmental Authorities.........................................    40
12.07    Hazardous Substances.............................................    40
12.08    Knowledge........................................................    40
12.9     Legal Requirements...............................................    40
12.10    Permits..........................................................    40
12.11    Properties.......................................................    40
12.12    Proportionate Share..............................................    40
12.13    Regulations......................................................    40
12.14    Used.............................................................    40

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                                LIST OF SCHEDULES

Schedule 3.01(a)......Certificate of Incorporation and By-laws of the
                      Company
Schedule 3.03(a)......Options, Warrants, Subscription Rights, Agreement
                      Relating to Company Capital Stock, and Accrued and Unpaid Dividends
Schedule 3.03(b)......Capital Stock of the Subsidiary
Schedule 3.04.........Preemptive Rights
Schedule 3.05.........Company Defaults or Consents
Schedule 3.06.........Proceedings
Schedule 3.07.........Financial Statements
Schedule 3.08.........Liabilities and Obligations
Schedule 3.09.........Accounts Receivable
Schedule 3.10(a)......Compensation Plans
Schedule 3.10(b)......Compensation Plans
Schedule 3.10(c)......Employment Agreements
Schedule 3.10(f)......Compliance with Employment Laws
Schedule 3.10(h)......Continuation of Employment
Schedule 3.11.........Employee Benefit Plans
Schedule 3.12.........Absence of Certain Changes
Schedule 3.13.........Commitments
Schedule 3.15(a)......Proprietary Rights
Schedule 3.16.........Trade Secrets
Schedule 3.17(a)......Real Property Owned
Schedule 3.17(b)......Title to Company Assets
Schedule 3.17(c)......Real Property Leases
Schedule 3.19.........Litigation and Defaults
Schedule 3.20(a)......PCBs, TCE, PCE or Asbestos Containing Materials
Schedule 3.20(b)......Underground Storage Tanks
Schedule 3.20(c)......Releases of Hazardous Substances
Schedule 3.20(d)......Notices of Potential Liability
Schedule 3.20(e)......Hazardous Substances
Schedule 3.20(f)......Disposal and Recycling of Hazardous Substances
Schedule 3.21.........Banks, Accounts and Authorized Signatories
Schedule 3.22.........Suppliers and Customers
Schedule 3.23.........Brokers
Schedule 3.25.........Ownership Interests of Interested Persons
Schedule 3.27.........Certain Payments
Schedule 3.28.........Government Inquiries
Schedule 3.30.........Tax Matters
Schedule 4.03.........Sellers Defaults or Consents
Schedule 5.03.........Buyer Defaults or Consents

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                                LIST OF EXHIBITS

Exhibit A-1 - Common Stockholders

Exhibit A-2 - Preferred Stockholders

Exhibit A-3 - Debenture Holders

Exhibit B - Escrow Agreement

Exhibit C - Employment Agreement between the Company and William G. Derenbecker

Exhibit D - Employment Agreement between the Company and Barry J. De Roche

Exhibit E - Employment Agreement between the Company and Donald G. Charbonnet

Exhibit F - Employment Agreement between the Company and George R. Gros

Exhibit G - Non-Competition Agreement between the Company and Robert T. Buckner

Exhibit H - Opinion of Baker & McKenzie

Exhibit I - Opinion of Latham & Watkins

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                     STOCK PURCHASE AND REDEMPTION AGREEMENT

                  This STOCK PURCHASE AND REDEMPTION AGREEMENT (the "Agreement") is made and entered into as of July 14, 1997, by and among (i) NEFF CORP., a Delaware corporation (the "Buyer"), (ii) INDUSTRIAL EQUIPMENT RENTALS, INC., a Delaware corporation (the "Company"), (iii) each of the holders listed on EXHIBIT A-1 hereto (the "Common Stockholders") of Common Stock, par value $0.01 per share ("Company Common Stock"), of the Company, (iv) each of the holders listed on EXHIBIT A-2 hereto ("Preferred Stockholders and together with the Common Stockholders, the "Stockholders") of (A) Junior Preferred Stock, par value $100 per share ("Junior Preferred Stock"), of the Company, (B) Series A Convertible Preferred Stock, par value $20 per share ("Series A Preferred Stock"), of the Company and (C) Series B Preferred Stock, par value $3.70 per share ("Series B Preferred Stock" and, together with the Series A Preferred Stock and the Junior Preferred Stock, the "Redemption Shares"), of the Company, and (v) each of the holders listed on EXHIBIT A-3 hereto (the "Debenture Holders") of (A) the Company's 9% Subordinated Debentures (the "9% Debentures") and (B) the Company's 12% Subordinated Debentures (the "12% Debentures" and, together with the 9% Debentures, the "Subordinated Debentures") (the persons and entities referred to in clauses (iii)-(v) above are hereinafter individually referred to as a "Seller" and collectively as the "Sellers").

                             PRELIMINARY STATEMENT:

         A. The Buyer desires to purchase all of the issued and outstanding shares of Company Common Stock, and the Common Stockholders desire to sell such Company Common Stock to the Buyer, upon the terms and subject to the conditions set forth herein.

         B. Contemporaneously with the consummation of the purchase and sale of the Company Common Stock, (i) the Preferred Stockholders desire to tender to the Company for redemption, and the Company desires to redeem, all of the issued and outstanding Redemption Shares held by the Preferred Stockholders, and (ii) the Debenture Holders desire to surrender to the Company for payment and cancellation, and the Company desires to pay and cancel, all of the Subordinated Debentures held by the Debenture Holders.

         C. Capitalized terms used herein which have not been defined prior to such use shall have the respective meanings given such terms in Article XII hereof.

                                    AGREEMENT

         In consideration of the premises and the respective mutual agreements, covenants, representations and warranties herein contained, the parties hereto agree as follows:

                                    ARTICLE I

     SALE AND PURCHASE OF SHARES; REDEMPTION OF PREFERRED STOCK AND PURCHASE
                   AND CANCELLATION OF SUBORDINATED DEBENTURES

         SECTION 1.01. SALE AND PURCHASE OF COMPANY COMMON STOCK.

                  (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 2.01 hereof, each Common Stockholder shall sell, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Common Stockholder, the number of shares of Company Common Stock set forth opposite the name of each such Common Stockholder on


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EXHIBIT A-1 hereto under the heading "Number of Shares of Company Common Stock
Purchased", constituting all of the issued and outstanding shares of Company Common Stock. The sale and purchase of the Company Common Stock pursuant to this Agreement is sometimes hereinafter referred to as the "Stock Purchase."

                  (b) To effect the transfers contemplated by Section 1.01(a), at the Closing, each Common Stockholder shall deliver, or cause to be delivered, to the Sellers' Representative (as defined and provided for in Section 1.07 hereof), for redelivery to the Buyer, stock certificates representing the Company Common Stock being sold by such Common Stockholder hereunder, together with stock powers duly executed in blank or otherwise in proper form acceptable to the Buyer for transfer to the Buyer on the books of the Company, against payment therefor in accordance with Sections 1.04(a)(i) and 1.04(a)(ii) hereof.

                  (c) Upon the terms and subject to the conditions of this Agreement, the aggregate purchase price (the "Stock Purchase Price") for (i) the Company Common Stock being purchased by the Buyer from the Common Stockholders hereunder and (ii) the Series B Preferred Stock being redeemed by the Company pursuant to Section 1.02 (which Series B Preferred Stock will be treated as if converted into Company Common Stock immediately prior to the Closing), shall be an amount equal to:

                           (i)      $51,676,693 (representing $63,950,000 less
                                    (x) the Series A / Junior Preferred Stock
                                    Redemption Price referred to in Section
                                    1.02(d) below and (y) the Subordinated
                                    Debenture Purchase Price referred to in
                                    Section 1.03(c) below, PLUS

                           (ii) the excess, if any, of (x) the Company's Working Capital (as defined below) as of the Closing Date referred to in Section 2.01 hereof OVER (y) $5,119,624;

                           LESS the sum of:

                           (iii)    the excess, if any, of (x) $5,119,624 OVER
                                    (y) the Company's Working Capital as of the Closing Date, PLUS

                           (iv) the Net Debt (as defined below) of the Company as of the Closing Date.

That portion of the Stock Purchase Price (i) to be paid by the Buyer to the Common Stockholders as set forth on EXHIBIT A-1 is referred to herein as the "Common Stock Purchase Price" and (ii) to be paid by the Company to the holders of shares of Series B Preferred Stock (the "Series B Stockholders") as set forth on EXHIBIT A-1 is referred to herein as the "Series B Redemption Price." The net amount of the adjustments required by Section 1.01(c) (ii), (iii) and (iv) is hereinafter referred to as the "Preliminary Stock Purchase Price Adjustment.") The Stock Purchase Price is subject to further adjustment as provided in Section 1.05.

         As used in this Agreement, the Company's (i) "Working Capital" shall be an amount equal to the excess, if any, of (A) total current assets minus cash, over (B) the total current liabilities minus the sum of aggregate current indebtedness and total accrued interest due and unpaid on indebtedness of the Company and (ii) "Net Debt" shall be an amount equal to the sum of (A) the outstanding amount of any of the interest bearing liabilities together with accrued interest payable thereon and any prepayment penalties as of the Closing Date (excluding therefrom the Redemption Shares and the Subordinated Debentures), minus (B) cash in excess of $600,000, in each case as determined by reference to the Company's Closing Date Unaudited Balance Sheet (as defined in subparagraph (d) below).

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                  (d) The Common Stockholders shall cause to be prepared and delivered to the Buyer at Closing (i) an unaudited consolidated balance sheet for the Company forecasted as of the Closing Date (the "Closing Date Unaudited Balance Sheet"), (ii) a calculation of the Preliminary Stock Purchase Price Adjustment and (iii) a certificate executed by the Company's Controller to the effect that the Closing Date Unaudited Balance Sheet has been prepared from the books and records of the Company using those assumptions which the Company believes are reasonable in light of the circumstances in which they were made.

         SECTION 1.02 TENDER AND REDEMPTION OF REDEMPTION SHARES.

                  (a) On the terms and subject to the conditions of this Agreement, at the Closing, contemporaneously with the Stock Purchase contemplated by Section 1.01 and the payment and cancellation of Subordinated Debentures contemplated by Section 1.03, each Preferred Stockholder shall tender to the Company for redemption, and the Company shall redeem, the number and series of Redemption Shares set forth opposite the name of such Preferred Stockholder on EXHIBIT A-2 hereof under the headings "Number of Shares of Junior Preferred Stock Redeemed," "Number of Shares of Series A Preferred Stock Redeemed," and "Number of Shares of Series B Preferred Stock Redeemed", constituting all of the issued and outstanding Redemption Shares.

                  (b) To effect the transfers contemplated by Section 1.02(a), at the Closing, each Preferred Stockholder shall deliver, or cause to be delivered, to the Company, stock certificates representing the Redemption Shares being sold by such Preferred Stockholder hereunder, together with stock powers duly executed in blank or otherwise in proper form acceptable to the Company for transfer to the Company and cancellation on the books of the Company, against payment therefor in accordance with Section 1.04(b)(i) hereof.

                  (c) The purchase price for the shares of Series B Preferred Stock being redeemed by the Company from the Series B Stockholders shall be the Series B Redemption Price set forth in Section 1.01(c).

                  (d) The purchase price for the shares of Series A Preferred Stock and Junior Preferred Stock being redeemed by the Company from the Preferred Stockholders shall be an aggregate of $4,063,818 (the "Series A / Junior Preferred Stock Redemption Price").

                  (e) Upon such redemption by the Company as provided in this
Section 1.02 (the "Redemption"), all rights of each Preferred Stockholder with respect to such shares of Junior Preferred Stock, Series A Preferred Stock and Series B Preferred Stock to be so redeemed shall forthwith terminate and such shares of Junior Preferred Stock, Series A Preferred Stock and Series B Preferred Stock of the Company shall be retired and shall cease to exist.

         SECTION 1.03 SURRENDER, PAYMENT AND CANCELLATION OF SUBORDINATED DEBENTURES.

                  (a) On the terms and subject to the conditions of this Agreement, at the Closing, contemporaneously with the Stock Purchase contemplated by Section 1.01 and the Redemption contemplated by Section 1.02, each Debenture Holder shall tender to the Company for payment and cancellation, and the Company shall pay and cancel, the Subordinated Debentures set forth opposite the name of each such Debenture Holder on EXHIBIT A-3 hereto under the headings "9% Subordinated Debentures Canceled," and "12% Subordinated Debentures Canceled." Such tender shall be effected by the delivery of the original 9% Debentures, 12% Debentures or other debt instrument evidencing the indebtedness of the Company to each such Debenture Holder under such instruments.

                  (b) To effect the transfers contemplated by Section 1.03(a), at the Closing, each Debenture Holder shall deliver, or cause to be delivered, to the Company, certificates representing the original Subordinated Debentures being repaid by the Company hereunder, or otherwise in proper form

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acceptable to the Company for transfer to the Company and cancellation on the books of the Company, against payment therefor in accordance with Section 1.04(b)(ii) hereof.

                  (c) The purchase price for the Subordinated Debentures being purchased by the Company from the Debenture Holders shall be an aggregate of $8,209,489 (the "Subordinated Debenture Purchase Price"), representing the aggregate principal amount of, and all accrued and unpaid interest on, the Subordinated Debentures as of the Closing Date.

                  (d) Upon payment for and cancellation of the Subordinated Debentures as provided in this Section 1.03, all rights of each Debenture Holder with respect to the Subordinated Debentures so to be canceled shall forthwith terminate and such Subordinated Debentures shall cease to exist.

         SECTION 1.04 PAYMENTS AT CLOSING. At the Closing, the following payments shall be made by the Buyer and the Company as indicated below:

                  (a) PAYMENTS BY THE BUYER:

                           (i) the Buyer shall deliver to the Common
Stockholders to be allocated among the Common Stockholders as set forth on EXHIBIT A-1 an aggregate amount equal to the Common Stock Purchase Price (subject to adjustment under Sections 1.05 hereof) less that portion of the Escrow Fund (as defined below) allocated to the Common Stockholders as set forth in EXHIBIT A-1;

                           (ii) the Buyer and the Sellers' Representative shall
appoint an Escrow Agent and the Buyer shall deliver to the Escrow Agent an aggregate amount of $3,500,000 (the "Escrow Fund") to be held in escrow in accordance with the terms of an Escrow Agreement in the form of EXHIBIT B (the "Escrow Agreement") among the Buyer, the Escrow Agent and each of the Common Stockholders and Series B Stockholders; and

                           (iii) the Buyer shall deliver to the Company, as a
contribution to capital, an aggregate amount equal to (A) the Series B Redemption Price less that portion of the Escrow Fund allocated to the Series B Stockholders as set forth in EXHIBIT A-2, plus (B) the Series A / Junior Preferred Stock Redemption Price plus (C) the Debenture Purchase Price.

                  (b) PAYMENTS BY THE COMPANY:

                           (i) The Company shall deliver to the Series B
Stockholders an aggregate amount equal to the Series B Redemption Price less that portion of the Escrow Fund allocated to the Series B Stockholders as set forth in EXHIBIT A-1;

                           (ii) The Company shall deliver to the Series A and
Junior Preferred Stockholders an aggregate amount of $4,063,818, representing the Series A / Junior Preferred Stock Purchase Price, to be allocated among the Series A and Junior Preferred Stockholders as set forth on EXHIBIT A-2; and

                           (iii) The Company shall deliver to the Debenture
Holders an aggregate amount of $8,209,489, to be allocated among the Debenture Holders as set forth on EXHIBIT A-3.

                  (c) All payments required to be made pursuant to this Section
1.04 shall be made by wire transfer of immediately available funds to accounts designated in writing by the Sellers, the Escrow Agent, the Company and the Sellers' Representative, as the case may be.

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

         SECTION 1.05 STOCK PURCHASE PRICE ADJUSTMENT.

                  (a) No later than September 30, 1997, the Company shall, at its expense, cause to be prepared and delivered to the Buyer, the Common Stockholders and the Series B Stockholders (i) an audited consolidated balance sheet for the Company dated as of the Closing Date (the "Closing Date Audited Balance Sheet") prepared by Arthur Andersen LLP, the Company's independent certified public accountants ("Sellers' Accountants"), in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with those applied in the preparation of the Closing Date Unaudited Balance Sheet and (ii) a calculation of the amount (the "Final Stock Purchase Price Adjustment") by which the Preliminary Stock Purchase Price Adjustment exceeds or is less than the Stock Purchase Price adjustments calculated on the basis of the Closing Date Audited Balance Sheet.

                  (b) The following clauses (i) through (ii) set forth the procedures for resolving disputes among the parties with respect to the determination of the Final Stock Purchase Price Adjustment:

                           (i) Within thirty (30) days after delivery to the
Buyer of the calculation of the Final Stock Purchase Price Adjustment, the Buyer may deliver to the Common Stockholders and Series B Stockholders a written report (the "Buyer's Report") prepared by Deloitte & Touche L.L.P. (the "Buyer's Accountants") advising the Common Stockholders and Series B Stockholders either that the Buyer's Accountants (A) agree with the calculation of the Final Stock Purchase Price Adjustment, or (B) believe that one or more adjustments are required. The costs and expenses of the services of the Buyer's Accountants shall be borne by the Buyer and the costs and expenses of the services of the Sellers' Accountants (other than the costs and expenses of preparing the Closing Date Audited Balance Sheet, which shall be borne by the Company as a post-Closing expense) shall be borne by the Common Stockholders and Series B Stockholders. If Sellers' Accountants shall concur with the adjustments proposed by the Buyer's Accountants, or if the Common Stockholders and Series B Stockholders shall not object thereto in a writing delivered to the Buyer within thirty (30) days after the Common Stockholders' and Series B Stockholders receipt of the Buyer's Report, the calculation of the Final Stock Purchase Price Adjustment (as so adjusted as provided in the Buyer's Report) shall become final and shall not be subject to further review, challenge or adjustment absent fraud. If the Buyer does not submit the Buyer's Report within the 30-day period provided herein, then the Final Stock Purchase Price Adjustment (as determined by Sellers' Accountants) shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

                           (ii) In the event that the Buyer submits the Buyer's
Report and the Buyer's Accountants and Sellers' Accountants are unable to resolve the disagreements set forth in such report within thirty (30) days after the date of the Buyer's Report, then such disagreements shall be referred to a recognized firm of independent certified public accountants experienced in auditing heavy equipment rental companies and selected by mutual agreement of Sellers' Accountants and the Buyer's Accountants (the "Settlement Accountants'), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment absent fraud. In the event that Sellers' Accountants and Buyer's Accountants cannot agree on the selection of Settlement Accountants, the Settlement Accountants shall be selected by lottery from among recognized firms of independent certified public accountants, with preference being given to the "Big Six" accounting firms (other than Buyer's Accountants or Sellers' Accountants), until one such firm is willing to compute the Settlement Accountants' Final Adjustment. The Settlement Accountants shall use their best efforts to reach a determination not more than forty-five
(45) days after such referral. The costs and expenses of the services of the Settlement Accountants shall be paid by the Common Stockholders and Series B Stockholders if (x) the difference between the Final Adjustment determined by the Settlement Accountants (the "Settlement Accountants' Final Adjustment") and the Final Adjustment set forth on the Sellers' Report is greater than (y) the difference between the Settlement Accountants' Final Adjustment and the Final Adjustment set forth on the Buyer's Report; otherwise, such costs and expenses of the Settlement Accountants shall be paid by the Buyer.

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

                  (c) Promptly after the final determination of the Final Stock Purchase Price Adjustment or the Settlement Accountants' Final Adjustment, as applicable, the amount thereof shall be (i) paid by the Buyer to the Sellers' Representative to be allocated among the Common Stockholders and Series B Stockholders in accordance their respective Proportionate Share in the event the Stock Purchase Price determined pursuant to Section 1.01(c) using the Closing Date Unaudited Balance Sheet (the "Preliminary Stock Purchase Price") is less than the Stock Purchase Price determined pursuant to this Section 1.05 using the Closing Date Audited Balance Sheet (the "Final Stock Purchase Price"), or (ii) paid from the Escrow Fund to the Buyer in the event the Final Stock Purchase Price determined pursuant to Section 1.01(c) is less than the Preliminary Stock Purchase Price, provided however, if the amount of the Final Stock Adjustment or Settlement Accountants' Final Adjustment exceeds the Escrow Amount or the portion thereof remaining at the time payment pursuant to this Section 1.05(c) is required to be made, the balance of the Final Adjustment or Settlement Accountants' Final Adjustment, as the case may be, shall be paid to the Buyer by each Common Stockholder and Series B Stockholder in accordance with its, his or her Proportionate Share.

         SECTION 1.06 SELLERS' REPRESENTATIVE.

                  (a) As used in this Agreement, the "Sellers' Representative" shall mean Michael Rakestraw or any person appointed as a successor Sellers' Representative pursuant to Section 1.06(b) hereof.

                  (b) During the period ending upon the date when all obligations under this Agreement have been discharged (including all indemnification obligations hereunder and all obligations under the Escrow Agreement), the Sellers who, immediately prior to the Effective Time, held Company Common Stock representing an aggregate number of shares of Company Common Stock which exceeded 50% of the amount of such Company Common Stock outstanding immediately prior to the Effective Time (a "Majority"), may, from time to time upon written notice to the Sellers' Representative and Buyer, remove the Sellers' Representative or appoint a new Sellers' Representative to fill any vacancy created by the death, incapacitation, resignation or removal of the Sellers' Representative. Furthermore, if the Sellers' Representative dies, becomes incapacitated, resigns or is removed by a Majority, the Majority shall appoint a successor Sellers' Representative to fill the vacancy so created. If the Majority is required to but has not appointed a successor Sellers' Representative within 20 business days from a request by Buyer to appoint a successor Sellers' Representative, the Buyer shall have the right to appoint a Sellers' Representative to fill any vacancy so created, and shall advise all those who were holders of Company Common Stock immediately prior to the Effective Time of such appointment by written notice. A copy of any appointment by the Majority of any successor Sellers' Representative shall be provided to Buyer promptly after it shall have been effected.

                  (c) The Sellers' Representative shall be authorized, upon approval by a Majority, to take any action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (an "Instrument") which the Sellers' Representative determines to be necessary, appropriate or desirable, and, in connection therewith, to hire or retain, at the sole expense of the Common Stockholders, such counsel, investment bankers, accountants, representatives and other professional advisors as he determines in his sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform his rights and obligations hereunder. The Stockholders hereby grant each of the Sellers' Representatives the right and power to execute the Escrow Agreement on their behalf with such changes or amendments thereto as the Sellers' Representative, or either of them, shall determine to be necessary or desirable in their sole and absolute discretion. Any party receiving an Instrument from the Sellers' Representative shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation.

                  (d) Buyer shall have no liability to any Common Stockholder or otherwise arising out of the acts or omissions of the Sellers' Representative or any disputes among the Common Stockholders or with the Sellers' Representative. Buyer may rely entirely on its dealings with, and notices to and from, the Shareholder Representatives to satisfy any obligations it might have under this Agreement, any agreement referred to herein or otherwise to the Common Stockholder.

                  (e) The Common Stockholders shall indemnify, defend and hold harmless the Sellers' Representative from and against any and all claims, demands, actions, suits, causes of action, damages, costs and expenses (including, without limitation, attorneys' fees) (collectively, "Claims") which are hereafter made, sustained or brought against the Sellers' Representative by any person arising out of the acts or omissions of the Sellers' Representative or any disputes among the Common Stockholders, unless such Claims allegedly occurred as a result of the willful misconduct or negligence by the Sellers' Representative.

         SECTION 1.07 WAIVERS AND CONSENTS.

                  (a) Each Seller is a signatory to one or more of the following documents: Industrial Equipment Rentals, Inc. Stockholders Agreement, dated as of July 17, 1995 (the "Stockholders Agreement"), that certain Securities Purchase Agreement by and among Industrial Equipment Rentals, Inc. and NationsBanc Capital Corporation and Equus II, Inc. and Premier Venture Capital Corporation, dated as of July 17, 1995 (the "1995 Agreement"), and The Industrial Equipment Rentals, Inc. Purchase Agreement, dated as of June 18, 1993 (the "1993 Agreement").

                  (b) Each Seller consents to the transactions described in this Agreement and waives, as of the Closing, any rights it may have pursuant to the Stockholders Agreement, the 1995 Agreement and the 12% Debentures issued thereunder, and the 1993 Agreement and the 9% Debentures issued thereunder, including, without limitation, rights pursuant to Sections 2 and 3 of the Stockholders Agreement, Section 5.2(d) of the 1993 Agreement, Section 4.5 of the 1995 Agreement and Section 11(d) of the 9% Debentures.

         SECTION 1.08 TIMING. The Closing of each of the purchase and redemption transactions contemplated by this Agreement is conditioned upon the closing of all of the other purchase and redemption transactions contemplated by this Agreement. However, for purposes of the Closing, Buyer's purchase of the Common Stock shall be deemed to have occurred immediately prior to its contribution of cash for payment by the Company of the purchase of the Preferred Stock and the Subordinated Debentures, which contribution shall be deemed to have occurred immediately prior to the purchase of such Preferred Stock and Subordinated Debentures.

                                   ARTICLE II

                                     CLOSING

         SECTION 2.01 CLOSING. Subject to the satisfaction of the conditions stated in Article VII of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m., Miami time, on July 31, 1997 or, if the conditions set forth in Sections 7.01 through 7.03 have not been satisfied or waived on such date, no later than seven (7) days after all such conditions shall have been satisfied or waived, at the offices of Baker & McKenzie, 701 Brickell Avenue, Suite 1600, Miami, Florida 33131 (or, at the request of the Buyer, at the offices of legal counsel to the lender providing financing in connection with the transactions contemplated hereby), unless another date or place is agreed to in writing by the parties hereto. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date." The Closing shall be deemed completed as of 11:59 p.m. Miami time on the night of the Closing Date, and all transactions described in Article I hereof shall be deemed to have occurred concurrently.

         SECTION 2.02 DELIVERIES BY SELLERS TO THE BUYER. At or prior to the Closing, the Sellers shall deliver to the Buyer (or to the Sellers' Representative for re-delivery to the Buyer):

                           (i) certificates representing all of the outstanding shares of the Company Common Stock, duly endorsed in blank for transfer, or with appropriate stock powers in blank attached;

                           (ii) certificates representing all of the outstanding shares of Junior Preferred Stock, Series A Preferred Stock and Series B Preferred Stock, duly endorsed in blank with all signatures guaranteed and all requisite stock transfer taxes paid and stamps affixed;

                           (iii)    the original 9% Debentures and 12%
                                    Debentures;

                           (iv) the resignations of all members of the board directors of the Company and the Subsidiary as set forth in Section 7.03(l);

                           (v) the stock books, stock ledgers, minute books and corporate seals of the Company and the Subsidiary;

                           (vi) a certificate executed by the Company to the effect that the conditions set forth in Sections 7.03(d) through 7.03(g), have been satisfied;

                           (vii) the opinion of counsel set forth in Section 7.03(h);

                           (viii) the executed Escrow Agreement as set forth in Section 7.03(i);

                           (ix) the executed Employment Agreements as set forth in Section 6.11 and 7.03(j);

                           (x) the executed Non-Competition Agreement as set forth in Section 6.12 and 7.03(k); and

                           (xi) evidence of the consents required pursuant to Section 7.03(n).

         SECTION 2.03 DELIVERIES BY THE COMPANY.

                  (a) At or prior to Closing, the Company shall deliver by wire transfer in immediately available funds:

                           (i) to the Preferred Stockholders, the payment described in Section 1.04(b)(i) as being required to be paid by the Company at Closing; and

                           (ii) to the Debenture Holders, the payment described in Section 1.04(b)(ii) as being required to be paid by the Company.

                  (b) At or prior to the Closing, the Company shall deliver to the Buyer:

                           (i) evidence of the redemption and cancellation of the Redemption Shares; and

                           (ii) evidence of the cancellation and payment of the Subordinated Debentures.

         SECTION 2.04 DELIVERIES BY THE BUYER.

                  (a) At or prior to the Closing, the Buyer shall deliver to the Sellers' Representative:

                           (i) by wire transfer in immediately available funds to the Common Stockholders, the payment described in Section 1.04(a)(i) as being required to be paid by the Buyer at Closing;

                           (ii) a certified copy of all necessary corporate action on the Buyer's behalf approving its execution, delivery and performance of this Agreement pursuant to Section 7.02(a);

                           (iii) a certificate executed by an authorized officer of the Buyer on behalf of the Buyer to the effect that the conditions set forth in Sections 7.02(b) and 7.02(c) have been satisfied;

                           (iv) the opinion of counsel set forth in Section 7.02(d); and

                           (v) the executed Escrow Agreement as set forth in Section 7.02(e).

                  (b) At or prior to the Closing, the Buyer shall deliver the Escrow Fund to the Escrow Agent, by cashiers or other official bank check(s) or by bank or wire transfer in immediately available funds.

                  (c) At or prior to Closing, the Buyer shall deliver to the Company, as a capital contribution, the sum of (i) the Preferred Stock Payment plus (ii) the Subordinated Debenture Payment, by cashier's or other official bank check(s) or by bank or wire transfer in immediately available funds.

         SECTION 2.05 TERMINATION IN ABSENCE OF CLOSING.

                  (a) Subject to the provisions of Section 2.03(b), if by the close of business on August 31, 1997, the Closing has not occurred then any party hereto may thereafter terminate this Agreement by written notice to such effect, to the other parties hereto, without liability of or to any party to this Agreement or any shareholder, director, officer, employee or representatives of such party unless the reason for Closing having not occurred is (i) such party's willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party's obligations set forth in Article VII have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.01, the failure of such party to perform its obligations under this Article II on such date; provided, however, that the provisions of Sections 9 and 10 of that certain letter of intent (the "Letter of Intent") dated May 30, 1997 between the Buyer, and the Company and the Subsidiary shall survive any such termination; and provided further, however, that any termination pursuant to this Section 2.05 shall not relieve any party hereto who was responsible for Closing having not occurred as described in clauses (i) or
(ii) above of any liability for (x) such party's willful breach of the provisions of this Agreement, or (y) if all of the conditions to such party's obligations set forth in Article VII have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.01, the failure of such party to perform its obligations under this Article II on such date.

                  (b) Any Schedule referred to in this Agreement that was not furnished to the Buyer (including copies of all instruments, if any, referred to therein) at least five days prior to the date of this Agreement is noted on the face thereof as being a "Section 2.05(b) Schedule." Notwithstanding any other provision of this Agreement, the Buyer shall have the right to terminate this Agreement without liability to any party by so notifying the Sellers at any time within seven days after the date of this Agreement if, in the Buyer's sole discretion, any Section 2.05(b) Schedule (or any instrument referred to therein) contains or refers to any matter that, or may cause or lead to any result that, in the Buyer's sole discretion and judgment, is adverse to the Buyer in any way, provided, however, that the provisions of Sections 9 and 10 of the Letter of Intent shall survive any such termination.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Buyer that:

         SECTION 3.01 CORPORATE EXISTENCE AND QUALIFICATION: CORPORATE
DOCUMENTS.

                  (a) Each of the Company and Buckner Rental Services, Inc., a wholly-owned subsidiary of the Company (the "Subsidiary"), is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is not required to be qualified to do business as a foreign corporation in any other jurisdiction where the failure to so qualify would have a material adverse effect on the Company and the Subsidiary, taken as a whole. The Company and the Subsidiary have all required corporate power and authority to own their respective properties and to carry on their respective businesses as presently conducted. The Company has all required corporate power and authority to execute and deliver this Agreement and the documents, instruments and agreements contemplated hereby. The Certificate of Incorporation and By-laws of the Company and the Subsidiary, copies of which are attached as Schedule 3.01(a), are complete and reflect all amendments thereto through the date hereof.

                  (b) The stock and minute books of the Company and the Subsidiary that have been made available to the Buyer for review contain a complete and accurate record of all stockholders of the Company and Subsidiary, respectively, and all material actions of the stockholders and directors (and any committees thereof) of the Company and the Subsidiary, respectively.

                  (c) Except for the Subsidiary, the Company does not have any subsidiaries, participate in any partnership or joint venture, or own any outstanding capital stock of any other corporation.

         SECTION 3.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by the Company, and the Company has all requisite power and legal authority to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which any of the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

         SECTION 3.03 CAPITALIZATION AND OWNERSHIP.

                  (a) As of the date of this Agreement, the entire authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock and 900,000 shares of Preferred Stock, of which 19,000 shares have been designated as Junior Preferred Stock, 107,500 shares have been designated as Series A Preferred Stock and 495,000 shares have been designated as Series B Preferred Stock. The issued and outstanding shares of Company Common Stock, Junior Preferred Stock,

Series A Preferred Stock and Series B Preferred Stock are owned of record and, to the knowledge of the Company, beneficially, by the Stockholders shown on EXHIBITS A-1 through A-3 hereof. All of the presently outstanding shares of capital stock of the Company have been validly authorized and issued and are fully paid and nonassessable. Except as provided in Schedule 3.03(a), the Company has not issued any other shares of its capital stock and there are no outstanding options, warrants, subscriptions or other rights or obligations to purchase or acquire any of such shares, nor any outstanding securities convertible into or exchangeable for such shares. Except as disclosed on
Schedule 3.03(a) or as contemplated under this Agreement, there are no agreements to which the Company is a party or has knowledge regarding the issuance, registration, voting or transfer of its outstanding shares of its capital stock. Except as set forth on Schedule 3.03(a), no dividends are accrued but unpaid on any capital stock of the Company.

                  (b) The authorized and issued capital stock of the Subsidiary and the names and ownership interest of each holder of such capital stock is as set forth in Schedule 3.03(b). Except as set forth on Schedule 3.03(b), there are no outstanding shares of capital stock of the Subsidiary and there are no options, warrants, subscriptions or other rights or obligations to purchase or acquire any of such shares of capital stock, nor any outstanding securities convertible into or exchangeable for such shares. There is no agreement pending or contemplated to which the Subsidiary is a party regarding the issuance, registration, voting or transfer of any shares of capital stock of the Subsidiary.

         SECTION 3.04 PREEMPTIVE RIGHTS; REGISTRATION RIGHTS. Except as set forth in Schedule 3.04, there are no preemptive rights affecting the issuance or sale of the Company's capital stock. Immediately following the Closing, the Company will not be under any contractual obligation to register (in compliance with the filing requirements and being deemed effective under any applicable federal or state securities laws and the rules and regulations promulgated thereunder) any of its presently outstanding securities or any of its securities which may hereafter be issued.

         SECTION 3.05 NO COMPANY DEFAULTS OR CONSENTS. Except as otherwise set forth in Schedule 3.05 attached hereto, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

                           (i) violate or conflict with any of the terms,
conditions or provisions of the certificate of incorporation or bylaws of the Company or the Subsidiary;

                           (ii) violate any Legal Requirements applicable to the
Company or the Subsidiary;

                           (iii) violate, conflict with, result in a breach of,
constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit applicable to the Company or the Subsidiary;

                           (iv) result in the creation of any lien, charge or
other encumbrance on the shares of capital stock or any Property of the Company or the Subsidiary; or

                           (v) require any of the Sellers, the Company or the
Subsidiary to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority. Any and all consents required to be obtained by the Company and the Subsidiary as set forth in Schedule 3.05 shall be obtained and copies thereof delivered to the Buyer upon execution of this Agreement;

         except in the case of each of clauses (ii)-(v) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, result in a material adverse effect on the Company.

         SECTION 3.06 NO PROCEEDINGS. Except as set forth on Schedule 3.06, no suit, action or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain any of the Stockholders or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or the Subsidiary, or their respective Properties, as a result of the consummation of this Agreement.

         SECTION 3.07 FINANCIAL STATEMENTS. Attached as Schedule 3.07 are true and correct copies of the Company's and Subsidiary's unaudited balance sheets at April 30, 1997 (the "Interim Balance Sheet") and the related statements of income, stockholders' equity and cash flow for the nine months ended April 30, 1997 (the "Interim Financial Statements"), as well as the Company's and Subsidiary's balance sheet and statements of income, stockholders' equity and cash flow as of and for the fiscal year ended July 31, 1996 (the "Audited 1996 Financial Statements"). The foregoing financial statements (collectively the "Financial Statements") (i) have been prepared from the books and records of the Company and Subsidiary, (ii) present fairly the financial condition of the Company and Subsidiary and its results of operations as at and for the respective periods then ended, and (iii) have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods indicated (except for the omission of footnotes in the Interim Financial Statements).

         SECTION 3.08 LIABILITIES AND OBLIGATIONS. Except as set forth in
Schedule 3.08, the Financial Statements reflect all liabilities of the Company and the Subsidiary as determined in accordance with generally accepted accounting principles arising out of transactions effected or events occurring on or prior to the date of the Interim Balance Sheet, except for liabilities not exceeding $10,000 in the aggregate. All reserves shown in the Financial Statements are appropriate and reasonable to provide for losses thereby contemplated. Except as set forth in the Financial Statements, neither the Company nor the Subsidiary is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity.

         SECTION 3.09 ACCOUNTS RECEIVABLE. Except as otherwise set forth in
Schedule 3.09, the accounts receivable reflected on the Interim Balance Sheet and all accounts receivable arising between April 30, 1997 and the date hereof, arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account of the obligors, and no further filings (with Governmental Authorities, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company or the Subsidiary to collect the accounts receivable in full. Except as set forth in Schedule 3.09, no such account has been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth in the Interim Balance Sheet, no defense or setoff to any such account has been asserted by the account obligor.

         SECTION 3.10 EMPLOYEE MATTERS.

                  (a) Schedule 3.10(a) contains a complete and accurate list of the names, titles and compensation of all executive officers of the Company and the Subsidiary, regardless of compensation levels, and other employees who are currently compensated at a rate in excess of $100,000 per year (including any reasonably anticipated bonus) or who earned in excess of $100,000 during the Company's fiscal year ended July 31, 1996 (collectively, the "Key Employees"). In addition, Schedule 3.10(a) contains a complete and accurate description of
(i) all increases in compensation of the Key Employees of the Company and the Subsidiary during the fiscal years of the Company and the Subsidiary ending July 31, 1996 and July 31, 1995, respectively, and (ii) any promised increases in compensation of the Key Employees of the Company and the Subsidiary that have not yet been effected.

                  (b) Schedule 3.10(b) contains a complete and accurate list of all Compensation Plans sponsored by the Company or the Subsidiary or to which the Company or the Subsidiary contributes on behalf of its employees, other than Employee Benefit Plans listed in Schedule 3.11. As used herein, "Compensation Plans" shall mean and include, without limitation, plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options.

                  (c) Schedule 3.10(c) contains a complete and accurate list of all Employment Agreements. As used herein "Employment Agreements" shall mean and include, without limitation, employee leasing agreements, employee services agreements and noncompetition agreements.

                  (d) The Company has provided the Buyer with a complete and accurate list of all significant written employee policies and procedures.

                  (e) To the Knowledge of the Company, no unwritten material amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Compensation Plans, Employment Agreements or employee policies and procedures.

                  (f) Except as set forth in Schedule 3.10(f), the Company and the Subsidiary (i) have been and are in material compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) are not liable in any material amount for any arrears of wages or penalties for failure to comply with any of the foregoing. Neither the Company nor the Subsidiary has engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. To the Knowledge of the Company, there are no (i) material unfair labor practice charges or complaints or racial, color, religious, sex, national origin, race or handicap discrimination charges or complaints pending or threatened against the Company or the Subsidiary before the National Labor Relations Board or any similar state or foreign commission or agency or (ii) existing or threatened material labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company or the Subsidiary.

                  (g) Neither the Company nor the Subsidiary have ever been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of the Company or the Subsidiary are represented by any union, labor organization or collective bargaining unit. To the Knowledge of the Company, the employees of the Company and the Subsidiary have not threatened to organize or join a union, labor organization or collective bargaining unit.

                  (h) Except as disclosed on Schedule 3.10(h), no member of executive management of the Company or the Subsidiary has indicated his or her desire or intent to terminate employment with the Company or the Subsidiary, and neither the Company nor the Subsidiary has any present intent of terminating any member of management.

         SECTION 3.11 EMPLOYEE BENEFIT MATTERS.

                  (a) Schedule 3.11 contains a complete and accurate list of all Employee Benefit Plans sponsored by the Company or the Subsidiary or to which the Company or the Subsidiary contributes on behalf of its employees and all Employee Benefit Plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof. No unwritten amendment exists with respect to any Employee Benefit Plan. For purposes of this Agreement an "Employee Benefit Plan" means each employee benefit plan, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                  (b) Each Employee Benefit Plan has been administered and maintained in compliance with all laws, rules and regulations, except for such noncompliance that would not have a material adverse effect on the Company. No Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency.

No prohibited transactions (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code")) have occurred with respect to any Employee Benefit Plan. No pending or, to the Knowledge of the Company, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                  (c) The Company has received a favorable determination letter or ruling from the Internal Revenue Service for each Employee Benefit Plan intended to be qualified within the meaning of Section 401 (a) of the Code and/or tax exempt within the meaning of Section 501(a) of the Code, which letter or ruling is current and covers all required amendments to each such Employee Benefit Plan through the Closing Date. No proceedings exist or, to the Knowledge of the Company, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

                  (d) No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a "controlled group" (as defined in Section 414(b) of the Code ("Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits as of the date hereof. Neither the Company nor the Subsidiary or any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA. Neither the Company nor the Subsidiary nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (e) No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

                  (f) Neither the Company nor the Subsidiary has any obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired from employment with the Company or the Subsidiary.

         SECTION 3.12 ABSENCE OF CERTAIN CHANGES. Except as set forth in
Schedule 3.12, from the date of the Interim Balance Sheet to the date of this Agreement, neither the Company nor the Subsidiary has:

                  (a) suffered any material adverse change, whether or not caused by any deliberate act or omission of the Company, the Subsidiary or any stockholder of the Company, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects;

                  (b) contracted for the purchase of any capital assets having a cost in excess of $50,000 or paid any capital expenditures in excess of $50,000, except in the ordinary course of business consistent with past practices;

                  (c) incurred any indebtedness for borrowed money or issued or sold any debt securities, except in the ordinary course of business;

                  (d) incurred or discharged any liabilities or obligations except in the ordinary course of business;

                  (e) paid any amount on any indebtedness prior to the due date, forgiven or canceled any debts or claims or released or waived any rights or claims, except in the ordinary course of business;

                  (f) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its Properties or Company Assets, except in the ordinary course of business;

                  (g) suffered any damage or destruction to or loss of any Company Assets (whether or not covered by insurance) that has materially adversely affected, or could materially adversely affect, its business;

                  (h) acquired or disposed of any Company Assets except in the ordinary course of business;

                  (i) written up or written down the carrying value of any of the Company Assets, except in the ordinary course of business;

                  (j) changed any accounting principles methods or practices followed or changed the costing system or depreciation methods of accounting for the Company Assets;

                  (k) waived any material rights or forgiven any material claims;

                  (l) lost, terminated or experienced any change in the relationship with any employee, customer, joint venture partner or supplier, which termination or change has materially and adversely affected, or could reasonably be expected to materially and adversely affect, its business or Company Assets;

                  (m) increased the compensation of any director or officer;

                  (n) increased the compensation of any employee except in the ordinary course of business;

                  (o) made any payments to or loaned any money to any person or entity except in the ordinary course of business;

                  (p) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

                  (q) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights or, except pursuant to the terms of existing preferred stock of the Company, paid any dividends or made any distribution to the holders of the Company's capital stock;

                  (r) entered into any material agreement with any person or group, or modified or amended in any material respect the terms of any material existing agreement except in the ordinary course of business;

                  (s) entered into, adopted or amended any Employee Benefit Plan; or

                  (t) entered into any agreement (written or oral) to do any of the foregoing, except in the ordinary course of business consistent with past practice.

         SECTION 3.13 COMMITMENTS. Except the material contracts, agreements, commitments and other arrangements, whether oral or written, to which the Company or the Subsidiary is a party (the "Contracts") set forth in Schedule 3.13, neither the Company nor the Subsidiary has entered into, nor is the capital stock, the assets or the business of the Company or the Subsidiary bound by, whether or not in writing, any

                           (i) partnership or joint venture agreement;

                           (ii) deed of trust or other security agreement,
except in the ordinary course of business

                           (iii) guaranty or suretyship, indemnification or
contribution agreement or performance bond;

                           (iv) employment, consulting or compensation agreement
or arrangement, including the election or retention in office of any director or officer;

                           (v) labor or collective bargaining agreement;

                           (vi) debt instrument, loan agreement or other
obligation relating to indebtedness for borrowed money or money lent or to be lent to another, except in the ordinary course of business;

                           (vii) deed or other document evidencing an interest
in or contract to purchase or sell real property;

                           (viii) agreement with dealers or sales or commission
agents, investment bankers, financial advisors, business brokers, public relations or advertising agencies, accountants or attorneys, except with respect to confidentiality agreements;

                           (ix) lease of real or personal property, whether as
lessor, lessee, sublessor or sublessee, except in the ordinary course of business and excluding the real estate leases set forth on Schedule 3.18(c);

                           (x) agreement between the Company and any Affiliate;

                           (xi) agreement relating to any material matter or
transaction in which an interest is held by a person or entity that is an affiliate of the Company;

                           (xii) any agreement for the acquisition of services,
supplies, equipment or other personal property and involving more than $50,000 in the aggregate, except in the ordinary course of business;

                           (xiii) powers of attorney;

                           (xiv) contracts containing noncompetition covenants;

                           (xv) any other contract or arrangement that involves
either an unperformed commitment in excess of $50,000 or that terminates more than thirty (30) days after the date hereof, except in the ordinary course of business;

                           (xvi) agreement relating to any material matter or
transaction in which an interest is held by any person or entity referred to in
Section 3.27;

                           (xvii) agreement providing for the purchase from a
supplier of all or substantially all of the requirements of the Company or the Subsidiary of a particular product where such product accounts for more than 10% of the Company's or the Subsidiary's gross inventory; or

                           (xviii) any other agreement or commitment not made in
the ordinary course of business that is material to the business or financial condition of the Company or the Subsidiary.

True, correct and complete copies of the written Contracts, and true, correct and complete written descriptions of the oral Contracts, have heretofore been delivered or made available to the Buyer. There are no existing material defaults, material events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute material defaults by the Company or the Subsidiary, and no material penalties have been incurred nor are amendments pending, with respect to the Contracts. The Contracts are in full force and effect and are valid and enforceable obligations of the Company or the Subsidiary, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity). Neither the Company nor the Subsidiary has received notice of any material default with respect to any Contracts. For the purposes of this Section 3.13(a), the term "material" shall mean a condition the existence or breach of which could result in damage or loss to the Company valued in excess of $50,000 individually or $150,000 in the aggregate.

                  (b) Except as contemplated hereby, neither the Company nor the Subsidiary has received notice of any plan or intention of any other party to any Contract to exercise any right to cancel or terminate any Contract. Neither the Company nor the Subsidiary currently contemplates, or has reason to believe any person or entity currently contemplates, any amendment or change to any Contract. None of the customers, joint venture partners or suppliers of the Company or the Subsidiary has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Company or the Subsidiary.

         SECTION 3.14 INSURANCE. The Company has previously delivered or made available to the Buyer all insurance policies of the Company. All of such policies are valid and enforceable against the Company, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

         SECTION 3.15 PATENTS, TRADE-MARKS, SERVICE MARKS AND COPYRIGHTS.

                  (a) The Company and the Subsidiary owns all patents, trade-marks, service marks and copyrights (collectively "Proprietary Rights"), if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth in Schedule 3.15(a) is a true and correct description of all Proprietary Rights.

                  (b) The Company has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties. Use of the Proprietary Rights does not require the consent of any other person and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right. Each of the Proprietary Rights is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

                  (c) The Company has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Company or the Subsidiary infringes upon or involves, or has resulted in the infringement of, any proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or, to the knowledge of the Company, are threatened that challenge the rights of the Company or the Subsidiary with respect thereto. The Company has not given and is not bound by any agreement of indemnification for any Proprietary Right as to any property manufactured, used or sold by it.

         SECTION 3.16 TRADE SECRETS AND CUSTOMER LISTS. Either the Company or the Subsidiary has the right to use, free and clear of any claims or rights of others except claims or rights specifically set forth in Schedule 3.17 all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services presently sold or marketed by the Company or the Subsidiary. Neither the Company nor the Subsidiary is using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any past or present employee of the Company or the Subsidiary.

         SECTION 3.17 TITLE TO ASSETS; CONDITION OF ASSETS.

                  (a) A description of all interests in real property owned by the Company and Subsidiary is set forth in Schedule 3.17(a).

                  (b) Except as disclosed on Schedule 3.17(b), the Company and the Subsidiary have good and marketable title to their respective Company Assets, including, without limitation, those reflected on the Interim Balance Sheet (other than those since disposed of in the ordinary course of business), free and clear of all security interests, liens, charges and other encumbrances, except for (i) liens for taxes not yet due and payable or being contested in good faith in appropriate proceedings, and (ii) encumbrances that are incidental to the conduct of their respective businesses or ownership of property, not incurred in connection with the borrowing of money or the obtaining of credit, and which do not in the aggregate materially detract from the value of the assets affected or materially impair their use by the Company or the Subsidiary, as the case may be. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company or the Subsidiary are in good operating condition and repair (it being understood that a certain portion of the rental fleet is constantly being repaired), normal wear and tear excepted, are adequate and sufficient for the Company's and the Subsidiary's respective businesses and conform in all material respects with all applicable ordinances, regulations and laws relating to their use and operation.

                  (c) A listing of all real property leases, their terms and total lease payments is attached hereto as Schedule 3.17(c). The Company and the Subsidiary enjoy peaceful and undisturbed possession under all real property leases under which the Company and the Subsidiary are operating, and all such leases are valid and subsisting and none of them is in default, except for those defaults that do not have a material adverse effect on the Company's or the Subsidiary's results of operations, business, assets or financial condition.

         SECTION 3.18 COMPLIANCE WITH LAWS. The Company and the Subsidiary have all material franchises, Permits, licenses and other rights and privileges necessary to permit them to own their respective properties and to conduct their respective businesses as presently conducted. The business and operations of the Company and the Subsidiary have been and are being conducted in accordance in all material respects with all applicable laws, rules and regulations, and neither the Company nor the Subsidiary is in violation of any judgment, law or regulation except where any such violation would not have a material adverse effect on the Company's or the Subsidiary's results of operations, business, assets or financial condition.

         SECTION 3.19 LITIGATION: DEFAULT. Except as otherwise set forth in
Schedule 3.19, there are no claims, actions, suits, investigations or proceedings against the Company or the Subsidiary pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that could reasonably be expected to have a material adverse effect (whether covered by insurance or not) on the business, operations, prospects, Properties, securities or financial condition of the Company or the Subsidiary. Except as otherwise set forth in Schedule 3.19, neither the

Company nor the Subsidiary is in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would (i) constitute a default under, or breach or violation of, any Legal Requirement, Permit or Contract applicable to the Company or the Subsidiary, or
(ii) accelerate or permit the acceleration of the performance required under, or give any other party the right to terminate, any Contract applicable to the Company or the Subsidiary, other than defaults, breaches, violations or accelerations that would not have a material adverse effect on the business, operations, prospects, Properties, securities or financial condition of the Company or the Subsidiary.

         SECTION 3.20 ENVIRONMENTAL MATTERS.

                  (a) Except as listed in Schedule 3.20(a), there are no PCBs, TCE, PCE, or asbestos containing materials generated, used, treated, stored, maintained, disposed of, or otherwise deposited in, or located on any premises at which the Company's or the Subsidiary's business (the "Business") is or was, or at which the business or, to the Knowledge of the Company, its predecessors was, located.

                  (b) Except as described in Schedule 3.20(b), there are and were no underground storage tanks used, stored, maintained, located on any premises at which Business of the Company is or was, or, to knowledge of the Company, at which the business of its predecessors was, located. With respect to underground storage tanks, Schedule 3.21(b) sets forth the size, location, construction, installation date, use and testing history of all underground storage tanks (whether or not excluded from regulation under Environmental Law), including all underground storage tanks in use, out of service, closed, abandoned, decommissioned, or sold to a third party.

                  (c) Except as listed in Schedule 3.20(c), there has been no "release" as defined in 42 U.S.C. 9601(22) or, to the best knowledge of the Company, threat of a "release" of any Hazardous Substance on, from or under any premises from which (i) the Company's operations have been or are being conducted related to the Business. or (ii) to the Knowledge of the Company, the operations of any predecessor of the Company.

                  (d) Except as listed in Schedule 3.20(d), the Company the Subsidiary and their respective predecessors have not received written notice alleging any potential liability with respect to the contamination, investigation, or cleanup of any site at which Hazardous Substances have been or have alleged to have been generated, treated, stored, discharged, emitted or disposed of and there are no past or present events, facts, conditions or circumstances which may interfere with or prevent compliance by the Company or the Subsidiary with Environmental Law, or with any order, decree, judgment, injunction, notice or demand issued, entered, promulgated or approved thereunder, or which may give rise to any liability under applicable law including, without limitation, any Environmental Law, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, process, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment of Hazardous Substances by the Company, the Subsidiary or, to the Knowledge of the Company, predecessor, as a result of any act or omission of the Company or predecessors related to the Business.

                  (e) Schedule 3.20(e) contains a true, correct and complete listing of all Hazardous Substances used by the Company, the Subsidiary in the conduct of the operation of the Business since January 1, 1980, and a list of the methods used by the Company, the Subsidiary and their respective predecessors (including, without limitation, a list of past and present disposal or recycling sites, waste haulers, and manifest numbers) to dispose of or recycle Hazardous Substances generated by Company's, the Subsidiary's and their respective predecessor's operations and activities.

                  (f) Except as disclosed in Schedule 3.20(f), all of the Company's and, to the Knowledge of the Company, its predecessor's, Hazardous Substances disposal and recycling practices related to the Business have been accomplished in accordance with all applicable Environmental Law.

         The Company's representation(s) with respect to this Section 3.20 shall not be interpreted to imply that the Buyer has constructive knowledge regarding any aspect of the Business with respect to environmental matters nor to limit the scope of any of the Company's or any Stockholders' representations under this Agreement. No such due diligence examination or related activities of, or on behalf of, the Buyer however, shall constitute a waiver or relinquishment by the Buyer of its right to rely upon the Company's or any Stockholders' representations, warranties, covenants and agreements as made herein or pursuant hereto, and no such disclosure shall constitute an assumption by the Buyer of an conditions or liabilities, and such disclosure shall not relieve the Company or any Stockholder of its duties and obligations hereunder.

         SECTION 3.21 BANKS. Schedule 3.21 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company and the Subsidiary has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company or the Subsidiary in matters concerning any of its business or affairs. Except as otherwise set forth in Schedule 3.21, no such proxies, powers of attorney or other like instruments are irrevocable.

         SECTION 3.22 SUPPLIERS AND CUSTOMERS SALES. Schedule 3.22 sets forth all the Company's and the Subsidiary's material suppliers during the twelve month period ended July 31, 1996 and the nine month period ended April 30, 1997, together with the dollar amount of goods purchased by the Company or the Subsidiary from each such supplier during the twelve month period ended July 31, 1996 and the nine month period ended May 31, 1997, as well as each of the principal customers of the Company or the Subsidiary during the twelve month period ended July 31, 1996 and the ten month period ended April 30, 1997. Except as otherwise set forth in Schedule 3.22, since December 31, 1996, there has been no material adverse change in the business relationship of the Company with any supplier or customer named in Schedule 3.22. No customer or supplier named in
Schedule 3.22 has terminated or materially altered, or notified the Company of any intention to terminate or materially alter, its relationship with the Company, and the Company has no reason to believe that any such customer or supplier will terminate or materially alter its relationship with the Company or to materially decrease its services or supplies to the Company or the Subsidiary or its direct or indirect usage of the services or products of the Company or the Subsidiary. For purposes of Sections 3.22 and 3.25, "material suppliers" refers to suppliers from whom Company purchased five percent (5%) or more of the total amount of the goods purchased by the Company during the twelve month period ended July 31, 1996 and the ten month period ended April 30, 1997, and "principal customers" refers to customers who accounted for 5% or more of the Company's total revenues during the twelve month period ended July 31, 1996 and the ten month period ended April 30, 1997.

         SECTION 3.23 BROKERAGE. Except as set forth in Schedule 3.23, there are no claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Company or the Subsidiary.

         SECTION 3.24 DISCLOSURE; DUE DILIGENCE. This Agreement and the Exhibits and Schedules hereto, when taken as a whole with other documents and certificates furnished by the Company and the Subsidiary to the Buyer or its counsel, do not contain any untrue statement of material fact or omit any material fact necessary in order to make the statements therein not misleading; provided, however, certain materials provided to the Buyer contain projections and estimates of future events, and such projections and estimates have been based upon certain assumptions that management of the Company and the Subsidiary made in good faith and believed are reasonable at the time such materials were prepared.

         SECTION 3.25 OWNERSHIP INTERESTS OF INTERESTED PERSONS. Except as set forth in Schedule 3.25, no director or executive officer of the Company or the Subsidiary or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any principal customer or material supplier which has a business relationship with the Company or the Subsidiary or any organization that has a material contract or arrangement with the Company or the Subsidiary.

         SECTION 3.26 INVESTMENTS IN COMPETITORS. No director or executive officer of the Company owns directly or indirectly any material interests or has any investment equal to 5% or more of the outstanding voting securities in any corporation, business or other person that is a direct competitor of the Company or the Subsidiary.

         SECTION 3.27 CERTAIN PAYMENTS. To the Knowledge of the Stockholders, neither the Company, the Subsidiary nor any director, officer or employee of the Company or the Subsidiary, has paid or caused to be paid, directly or indirectly, in connection with the business of the Company or the Subsidiary:
(a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (b) except as set forth in
Schedule 3.27, any material contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

         SECTION 3.28 GOVERNMENT INQUIRIES. Except as set forth on Schedule 3.28, there have been no material inspection reports, questionnaires, inquiries, demands or requests for information received by the Company or the Subsidiary from, or any material statement, report or other document filed by the Company or the Subsidiary with, the federal government or any federal administrative agency (including but not limited to, the Commission, Justice Department, Internal Revenue Service, Department of Labor, Occupational Safety and Health Administration, Federal Trade Commission, National Labor Relations Board, and Interstate Commerce Commission), any state securities administrator or any local or state taxing authority.

         SECTION 3.29 OTHER TRANSACTIONS. Neither the Company nor the Subsidiary has entered into any agreements or arrangements and there are no pending offers or discussions concerning or providing for the merger or consolidation of the Company or the Subsidiary or all or any substantial portion of its assets, the sale by the Company or the Subsidiary or any material stockholder of the Company or the Subsidiary of any securities of the Company or the Subsidiary or any similar transaction affecting the Company or the Subsidiary or its securityholders.

         SECTION 3.30 TAX MATTERS.

                  (a) Except as set forth in Schedule 3.30 hereto, the each of the Company and the Subsidiary:

                           (i) has filed all federal income Tax Returns, and all
other material Tax Returns which it is required to file under applicable laws and regulations;

                           (ii) all such Tax Returns are true and accurate in
all material respects;

                           (iii) has paid all Taxes due and owing by it (whether
or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party, except where the amounts of such unpaid Taxes or the amounts that have not been withheld and paid over do not, in the aggregate, exceed $25,000;

                           (iv) the accrual for Taxes on the Closing Date
Unaudited Balance Sheet (excluding any amount recorded which is attributable to timing differences between book and Tax income) would be adequate to pay all material Tax liabilities of the Company and the Subsidiary if its respective current tax year were treated as ending on the date of the Closing Date Unaudited Balance Sheet;

                           (v) the federal income Tax Returns of the Company and
the Subsidiary have been filed through July 31, 1996, and, as of the date hereof, none of such Tax Returns has been audited.

                  (b) To the Knowledge of the Company and the Subsidiary, no claim has been made by a taxing authority in a jurisdiction where the Company or the Subsidiary does not file tax returns that the Company or the Subsidiary is or may be subject to taxation by that jurisdiction.

                  (c) To the Knowledge of the Company and the Subsidiary;

                           (i) there are no foreign, federal, state or local tax
audits or administrative or judicial proceedings pending or being conducted with respect to the Company or the Subsidiary;

                           (ii) no information related to Tax matters has been
requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Company or the Subsidiary from any foreign, federal, state or local taxing authority; and

                           (iii) there are no material unresolved claims
concerning the Company's or the Subsidiary Tax liability.

                  (d) No waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company or the Subsidiary, except where such waiver would not have a material adverse effect on the Company and the Subsidiary taken as a whole.

                  (e) Neither the Company nor the Subsidiary has executed or entered into a closing agreement pursuant to IRC Section 7121 or any predecessor provision thereof or any similar provision of state, local or foreign law; nor has the Company or the Subsidiary agreed to or is required to make any adjustments pursuant to IRC Section 481(a) or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or the Subsidiary. Neither the Company nor the Subsidiary has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any knowledge with respect to any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or the Subsidiary.

                  (f) The Company has not made an election under IRC Section 341(f).

                  (g) The Company is not liable for the Taxes of another person.

                  (h) The Company is not a party to any tax sharing agreement.

                  (I) The Company has not made any payments nor is it obligated to make payments nor is it a party to an agreement that could obligate it to make any payments that would not be deductible under IRC ss. 280G.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF EACH SELLER

         Each Stockholder (with respect to Sections 4.01, 4.02 and 4.03) and each Debenture Holder (with respect to Sections 4.02 and 4.03) represents and warrants to the Buyer as follows:

         SECTION 4.01 TITLE TO THE SHARES. As of the Closing Date, such Stockholder shall own beneficially and of record, free and clear of any lien, option or other encumbrance, or shall own of record and have full power and authority to convey free and clear of any liens or other encumbrances, the shares of Company Common Stock and Redemption Shares set forth opposite such Stockholders' name on EXHIBITS A-1 and A-2 hereof respectively, and, upon delivery of and payment for such shares as herein provided, such Stockholder will convey to the Buyer (in the case of the Company Common Stock) and the Company (in the case of the Redemption Shares) good and valid title thereto, free and clear of any lien or other encumbrance.

         SECTION 4.02 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. Such Seller has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully such Sellers' obligations hereunder. This Agreement has been duly executed and delivered by such Seller and is a valid and binding obligation of such Seller enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity). The execution and delivery by such Seller of this Agreement and the performance by such Seller of this Agreement in accordance with its terms and conditions will not (i) require the approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body or the approval or consent of any other person;
(ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any statute, regulation, order, judgment or decree applicable to such Seller or to the shares of Company Common Stock, Redemption Shares or Subordinated Notes held by such Seller, or any instrument, contract or other agreement to which such Seller is a party or by or to which such Seller is or the shares of Company Common Stock, held by such Seller are bound or subject; or (iii) result in the creation of any lien or other encumbrance on the Redemption Shares or Subordinated Notes, as the case may be, held by such Seller.

         SECTION 4.03 NO SELLERS DEFAULTS OR CONSENTS. Except as otherwise set forth in Schedule 4.03 hereto, the execution and delivery of this Agreement and the Collateral Agreements by each Seller and the performance by each Seller who is a party thereto of his, her or its obligations hereunder and thereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which such Seller is a party, or by which such Seller or any properties or assets of such Seller is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the properties or assets of such Seller. Any and all consents required to be obtained such Seller as set forth in Schedule 4.03 shall be obtained and copies thereof delivered to the Buyer upon execution of this Agreement.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Sellers that:

         SECTION 5.01 CORPORATE EXISTENCE AND QUALIFICATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has the corporate power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its Properties or the nature of its business requires it to be so qualified.

         SECTION 5.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by the Buyer and the Buyer has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by the Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of the Buyer. This Agreement and each Collateral Agreement to which the Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

         SECTION 5.03 NO DEFAULT OR CONSENTS. Except as otherwise set forth in
Schedule 5.03, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

                           (i) violate or conflict with any of the terms,
conditions or provisions of the Buyer's articles of incorporation or bylaws;

                           (ii) violate any Legal Requirements applicable to the
Buyer;

                           (iii) violate, conflict with, result in a breach of,
constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to the Buyer;

                           (iv) result in the creation of any lien, charge or
other encumbrance on the shares of capital stock or any Property of the Buyer;
or

                           (v) require the Buyer to obtain or make any waiver,
consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private nongovernmental third party or any Governmental Authority.

         SECTION 5.04 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to the Buyer's knowledge, threatened before any Governmental Authority seeking to restrain the Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against the Buyer or its Properties as a result of the consummation of this Agreement.

         SECTION 5.05 BROKERAGE. There are no claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Company.

         SECTION 5.06 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties contained in this Article V shall be true in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                                   ARTICLE VI

                          OBLIGATIONS PRIOR TO CLOSING

         From the date of this Agreement through the Closing:

         SECTION 6.01 BUYER'S ACCESS TO INFORMATION AND ASSETS. The Company and the Subsidiary shall permit the Buyer and its authorized employees, agents, accountants, legal counsel and other representatives, at Buyer's own expense, to have access to the books, records, employees, counsel, accountants, and other representatives of the Company and the Subsidiary at all times reasonably requested by the Buyer for the purpose of conducting an investigation of each of the Company's and the Subsidiary's financial condition, corporate status, operations, business and Properties. The Company and the Subsidiary shall make available to the Buyer for examination and reproduction, at Buyer's own expense, all documents and data of every kind and character relating to the Company and the Subsidiary in possession or control of, or subject to reasonable access by, the Sellers, the Company or the Subsidiary, including, without limitation, all files, records, data and information relating to the Company Assets (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, the Company shall allow the Buyer, at Buyer's own expense, access to, and the right to inspect, the Company Assets, except to the extent that such Company Assets are operated by a third-party operator, in which case the Company shall use its best efforts to cause the operator of such Company Assets to allow the Buyer access to, and the right to inspect, such Company Assets.

         SECTION 6.02 COMPANY'S CONDUCT OF BUSINESS AND OPERATIONS. Company shall keep the Buyer advised as to all material operations and proposed material operations relating to the Company, the Subsidiary or the Company Assets. The Company and the Subsidiary shall (a) conduct their respective business in the ordinary course, (b) use their reasonable efforts to keep available to the Company or the Subsidiary, as the case may be, the services of present employees, (c) maintain and operate Company Assets in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all Contracts listed or required to be listed on Schedule 3.13 in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) maintain in force until the Closing Date insurance policies (subject to the provisions of Section 6.07) equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements. Except as otherwise contemplated in this Agreement, the Company and the Subsidiary shall use their best efforts to preserve the present relationships of the Company and the Subsidiary with persons having significant business relations therewith.

         SECTION 6.03 GENERAL RESTRICTIONS. Except as otherwise expressly permitted in this Agreement, without the prior written consent of the Buyer, neither the Company nor the Subsidiary will:

                           (i) (x) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in view of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or the Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

                           (iii) amend its Certificates of Incorporation or By-laws;

                           (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company or the Subsidiary, except purchases of assets in the ordinary course of business consistent with past practice;

                           (v) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business consistent with past practice, or
         (ii) pursuant to any Contract;

                           (vi) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or the Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreements to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practice, or (z) make any loans, advances or capital contributions to, or investments in, any other person;

                           (vii) make or agree to make any new capital expenditure or expenditures which, in the aggregate, are in excess of $50,000 (other than those required pursuant to currently outstanding Contracts or in the ordinary course of business consistent with past practice);

                           (viii) make any material tax election or settle or compromise any material tax liability;

                           (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in the accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or the Subsidiary is a party;

                           (x) except in the ordinary course of business consistent with past practice, modify, amend or terminate any Contract;

                           (xi) except in the ordinary course of business consistent with past practice, enter into any contracts, agreements, arrangements or understandings relating to the rental, distribution, sale or marketing by third parties of the Company's or the Subsidiary's rental equipment, inventory or other products;

                           (xii) except as required to comply with applicable law (A) adopt, enter into, terminate or amend any Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice), (c) pay any benefit not provided for under any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

                           (xiii) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles; or

                           (xiv) authorize any of, or commit or agree to take
any of, the foregoing actions.

         SECTION 6.04 NOTICE REGARDING CHANGES. The Sellers shall promptly inform the Buyer in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Sellers inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. The Buyer shall promptly inform the Sellers in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

         SECTION 6.05 PREFERENTIAL PURCHASE RIGHTS. To the extent there are any parties entitled or who may become entitled to exercise preferential purchase or consent rights with respect to the transactions contemplated hereby, the Sellers shall promptly obtain the agreement in writing of such parties to waive or not exercise such rights, which request shall be in form and substance reasonably satisfactory to and approved by the Buyer.

         SECTION 6.06 CONSENTS AND BEST EFFORTS. Each of the parties hereto shall use all commercially reasonable good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, and consult and fully cooperate with and provide reasonable assistance to each other party and their respective representatives in order to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable hereafter, including without limitation, (i) using all commercially reasonable good faith efforts to make all filings, applications, notifications, reports, submissions and registrations with, and to obtain all consents, approvals, authorizations or permits of, governmental entities or other persons or entities as are necessary for the consummation of the transactions contemplated by this Agreement (including, without limitation, pursuant to the HSR Act and other applicable laws and regulations), and (ii) taking such actions and doing such things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the transactions contemplated hereby as specified in Article VII of this Agreement to be fully satisfied.

         SECTION 6.07 TERMINATION OF INSURANCE POLICIES. The Sellers shall take (or cause the Company and the Subsidiary to take) all actions necessary or appropriate to cause any and all insurance coverage currently carried by or for the benefit of the Company and the Subsidiary to remain in full force and effect; provided, however, that the Sellers shall cooperate with the Buyer to cause termination as of the Closing Date of the insurance coverage identified in writing for this purpose by the Buyer to the Company at least

___ days prior to the Closing, and the Sellers shall take (or cause the Company and the Subsidiary to take) all actions necessary to discharge any and all liabilities or obligations of the Company or the Subsidiary arising with respect to any such coverage that is to be terminated hereunder.

         SECTION 6.08 CASUALTY LOSS. If, between the date of this Agreement and the Closing, any of the Properties of the Company or the Subsidiary shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Sellers shall, at the Buyer's election,
(i) cause the Company or the Subsidiary to cause such Properties to be repaired or replaced prior to the Closing with Property of substantially the same condition and function, (ii) cause the Company or the Subsidiary to deposit in a separate account an amount sufficient to cause such Property to be so repaired or replaced, or (iii) enter into contractual arrangements with the Company or the Subsidiary satisfactory to the Buyer so that the Company or the Subsidiary will have at the Closing the same economic value as if such casualty had not occurred.

         SECTION 6.09 EMPLOYEE MATTERS. The Sellers shall take (or cause the Company or the Subsidiary to take) all actions necessary or appropriate to cause each Plan or Benefit Program or Agreement in effect on the date of this Agreement to remain in full force and effect until the Closing Date; provided, however, that, to the extent requested in writing by the Buyer at least ten (10) days prior to the Closing Date, the Sellers shall cause the Company or the Subsidiary to cease to sponsor, maintain or contribute to any Plan or Benefit Program or Agreement specified by the Buyer in such written request, and shall further assume all past, present and future obligations and liabilities of the Company and the Subsidiary (including contingent liabilities) with respect to each such Plan or Benefit Program or Agreement effective as of the last business day prior to the Closing Date.

        SECTION 6.10 NO SOLICITATION. The Sellers and the Company and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Third Party Acquisition Proposal (as defined below). Neither the Company nor any of the Sellers shall, nor shall they permit any of their Affiliates to, nor shall they authorize or permit any of their officers, directors or employees or any investment banker, attorney or other advisor or representatives retained by them or any of their Affiliates to, (i) solicit, initiate or knowingly encourage the submission of, any Third Party Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Acquisition Proposal. For purposes of this Agreement, "Third Party Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a portion or more of the consolidated assets of the Company and the Subsidiary or all or a portion any class of equity securities of the Company or the Subsidiary or any offer to acquire or purchase that if consummated would result in any person beneficially owning all or a portion of any class of equity securities of the Company or the Subsidiary, or any merger, consolidation, business combination, sale of assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Subsidiary, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay, or dilute materially the benefits to the Buyer of the transactions contemplated hereby.

         SECTION 6.11 EMPLOYMENT AGREEMENTS. On or before Closing, William K. Derenbecker, Barry De Roche, Donald Charbonnet and George Gros shall have entered into employment agreements in the form of EXHIBITS C, D, E and F respectively (collectively, the "Employment Agreements"), to take effect on and after the Closing Date.

         SECTION 6.12 CONSULTING AGREEMENT. On or before Closing, Robert T. Buckner shall have entered into a two-year non-competition agreement in the EXHIBIT G (the "Non-Competition Agreement").

                                   ARTICLE VII

                 CONDITIONS TO SELLERS' AND BUYER'S OBLIGATIONS

         SECTION 7.01 CONDITIONS TO OBLIGATIONS OF ALL PARTIES. The respective obligations of each party to carry out the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) All filings with all Governmental Authorities required to be made in connection with the transactions contemplated hereby shall have been made, and all orders, permits, waivers, authorizations, exemptions, and approvals of such entities required to be in effect on the date of the Closing in connection with the transactions contemplated hereby including, without limitation, approvals by the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), shall have been issued, all such orders, permits, waivers, authorizations. exemptions or approvals shall be in full force and effect on the date of the Closing; provided, however, that no provision of this Agreement shall be construed as requiring any party to accept, in connection with obtaining any other requisite approval, clearance or assurance of non-opposition, avoiding any challenge, or negotiating settlement, any condition that would materially change or restrict the manner in which the Company or the Buyer conducts or proposes to conduct its business.

                  (b) None of the parties hereto shall be subject to any statute, rule, regulation, decree, ruling, injunction or other order issued by any Governmental Entity of competent jurisdiction (collectively, an "Injunction") which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement.

         SECTION 7.02 CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of the Sellers to carry out the transactions contemplated by this Agreement are subject, at the option of Sellers, to the satisfaction, or waiver by Sellers, of the following conditions:

                  (a) The Buyer shall have furnished Sellers with a certified copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement.

                  (b) All representations and warranties of the Buyer contained in this Agreement qualified by materiality shall be true and correct in all respects at Closing and all other representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing, as if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of this Agreement except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms thereof, and the Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by the Buyer at or prior to the Closing; provided, however, that no Seller shall not be entitled to refuse to consummate the transaction in reliance upon its own breach or failure to perform.

                  (c) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Sellers or the Company) shall be pending or threatened before any Governmental Authority seeking to restrain Sellers or prohibit the Closing or seeking Damages against Sellers or the Company as a result of the consummation of this Agreement.

                  (d) Sellers shall have received the opinion of Baker & McKenzie, counsel to the Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Sellers, as to the matters set forth on EXHIBIT H. In rendering such opinion, Baker & McKenzie may rely as to factual matters on certificates of officers and directors of the Buyer and on certificates of governmental officials, and as to legal matters on opinions of other counsel reasonably acceptable to Sellers.

                  (e) The Buyer shall have executed and delivered to Sellers and the Company the Escrow Agreement.

         SECTION 7.03 CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of the Buyer, to the satisfaction, or waiver by the Buyer, of the following conditions:

                  (a) All of the Company Common Stock shall have been tendered to Buyer.

                  (b) All Redemption Shares shall have been tendered to the Company for redemption and shall have been redeemed and canceled by the Company.

                  (c) All of the Subordinated Debentures shall have been tendered to the Company and shall have been paid and canceled by the Company.

                  (d) All representations and warranties of Sellers and the Company contained in this Agreement qualified by materiality shall be true and correct in all respects at Closing and all other representations and warranties of the Sellers and the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of this Agreement except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms thereof, and the Sellers and the Company shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by Sellers and the Company at or prior to the Closing; provided, however, that the Buyer shall not be entitled to refuse to consummate the transaction in reliance upon its own breach or failure to perform.

                  (e) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain the Buyer or prohibit the Closing or seeking Damages against the Buyer, the Company or the Subsidiary or their respective Properties as a result of the consummation of this Agreement.

                  (f) All notices required to be given in connection with the transactions contemplated by this Agreement shall have been duly and timely given, and there shall not be any preferential purchase rights or consent requirements with respect to the transactions contemplated by this Agreement that have not expired or been waived.

                  (g) Except for matters disclosed in Schedules 3.08, 3.09 or
3.12 hereto, since the date of the Interim Balance Sheet and up to and including the Closing there shall not have been:

                           (i) any change in the business, operations, prospects
or financial condition of the Company or the Subsidiary that had or would reasonably be likely to have a material adverse effect on the business, operations, prospects, Properties, securities or financial condition of the Company or the Subsidiary; and

                           (ii) any damage, destruction or loss to the Company
or the Subsidiary (whether or not covered by insurance) that had or would reasonably be likely to have a material adverse effect on the business, operations, prospects, Properties, securities or financial condition of the Company or the Subsidiary.

                  (h) The Buyer shall have received the opinion of Latham & Watkins, counsel to the Company and the Sellers, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, as to the matters set forth on EXHIBIT I. In rendering such opinion, Latham & Watkins may rely as to factual matters on certificates of officers, directors and shareholders of the Company and on certificates of governmental officials, and as to legal matters on opinions of other counsel reasonably acceptable to the Buyer.

                  (i) Sellers and Company shall have executed and delivered to the Buyer the Escrow Agreement.

                  (j) The Buyer shall have received the executed Employment Agreements.

                  (k) The Buyer shall have received the executed Non-Competition Agreement.

                  (l) The Buyer shall have received the resignation of all of the members of the board of directors of the Company and the Subsidiary effective as of the Closing Date.

                  (m) All proceedings to be taken by Sellers and the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Buyer and its counsel, and the Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                  (n) The Buyer shall have received written evidence, in form and substance satisfactory to it, of the termination or subordination, concurrent with the Closing, of those liens that encumber any of the assets or other properties of the Company or the Subsidiary in favor of Atlas Copco.

                  (o) The Buyer shall have received written evidence, in form and substance satisfactory to the Buyer, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to the Company), except where the failure to have obtained any such consent would not have an adverse effect on the Company following the Closing.

                                  ARTICLE VIII

                        SURVIVAL; RELEASE OF ESCROW FUND

         SECTION 8.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS. Notwithstanding any right of the Buyer fully to investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Company and the Stockholders contained in this Agreement, or in any certificate delivered pursuant to any of the foregoing; provided, that the Buyer shall not be entitled to rely on any representation or warranty made by the Company or the Stockholders herein to the extent that the Buyer has actual knowledge, and the Company or the Stockholders (or any of them) are not aware, that such representation or warranty is untrue or incorrect in any material respect. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder, and, except as otherwise specifically provided in this Agreement and, except for all representations and warranties of the Sellers contained in Article IV, shall thereafter terminate and expire (i) on December 31, 1997, with respect to any General Claim (as herein defined) based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding of which the party asserting such claim shall not have given notice on or prior to December 31, 1997 to the party against which such General Claim is asserted, at which time an amount equal to $500,000 less the amount of any Losses (as defined in Section 9.01) for General Claims shall be released from the Escrow Fund to the Stockholders, (ii) on December 31, 1998, with respect to any Tax Claim (as herein defined) based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding of which the party asserting such claim shall not have given notice on or prior to December 31, 1998 to the Stockholders, at which time the remainder of the Escrow Fund shall be released to the Stockholders, and (iii) on July 31, 1998, with respect to any Environmental Claim (as herein defined) based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding of which the Buyer shall not have given notice on or prior to July 31, 1998 to the Stockholders, at which time an amount equal to $2,500,000 less the amount of any Losses for Environmental Claims shall be released from the Escrow Fund to the Stockholders. As used in this Agreement, the following terms have the following meanings:

                           (i) "GENERAL CLAIM" means any claim (other than a Tax
Claim or an Environmental Claim) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Company or the Stockholders or of any Stockholder contained in this Agreement.

                           (ii) "TAX CLAIM" means any claim based upon, arising
out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of the Company or the Stockholders contained in
Section 3.30 of this Agreement related to Taxes.

                           (iii) "ENVIRONMENTAL CLAIM" means any claim based
upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty of the Company or the Stockholders contained in
Section 3.20 of this Agreement related to Environmental Laws.

                                   ARTICLE IX

                                 INDEMNIFICATION

         SECTION 9.01 OBLIGATION OF THE SELLERS TO INDEMNIFY.

                           (i) Subject to the limitations contained in Article
VIII and Article IX hereof, the holders of Common Stock and Series B Preferred Stock, jointly and severally, agree to indemnify, defend and hold harmless the Buyer (and its directors, officers, affiliates, successors and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements, but offset by any proceeds from insurance and taking into account any tax savings to the Buyer or the Company resulting from such losses, liabilities, damages, deficiencies, costs or expenses) ("Losses") based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Company or the holders of Common Stock and Series B Preferred Stock contained in this Agreement (other than in Article IV).

                           (ii) Each Seller agrees to indemnify, defend and hold
harmless the Buyer (and its directors, officers, affiliates, successors and assigns) from and against any Losses based upon, arising out of or otherwise in respect of any inaccuracy in any representation or warranty of such Seller contained in Article IV or in any document or other papers delivered pursuant to
Article IV.

         SECTION 9.02 OBLIGATION OF THE BUYER TO INDEMNIFY. The Buyer agrees to indemnify, defend and hold harmless the Company and the Sellers from and against any Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement.

         SECTION 9.03 NOTICE AND OPPORTUNITY TO DEFEND.

                  (a) NOTICE OF ASSERTED LIABILITY. Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party (or parties) obligated to provide indemnification pursuant to Section 9.01 or
9.02 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

                  (b) OPPORTUNITY TO DEFEND. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend the claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

                  (c) DISPUTES WITH CUSTOMERS, DISTRIBUTORS, SALES AGENTS OR SUPPLIERS. Anything in Section 9.03(b) to the contrary notwithstanding, in the case of any Asserted Liability by any supplier, distributor, sales agent or customer of the Company with respect to the business conducted by the Company prior to the Closing in connection with which the Buyer may make a claim against the Sellers for indemnification pursuant to Section 9.01, the Buyer shall give a Claims Notice with respect thereto but, unless the Buyer and the Indemnifying Party otherwise agree, the Buyer shall have the exclusive right at its option to defend, at its own expense, any such matter, subject to the duty of the Buyer to consult with the Indemnifying Party and its attorneys in connection with such defense and provided that no such matter shall be compromised or settled by the Buyer without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall have the right to recommend in good faith to the Buyer proposals to compromise or settle claims brought by a supplier, distributor or customer, and the Buyer agrees to present such proposed compromises or settlements to such supplier, distributor or customer. All amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and all amounts required to be paid in connection with any such compromise or settlement consented to by the Indemnifying Party, shall be borne and paid by the Indemnifying Party. The parties agree to cooperate fully with one another in the defense, compromise or settlement of any Asserted Liability.

         SECTION 9.04 LIMITATIONS ON INDEMNIFICATION. The indemnification provided for in Section 9.01 shall be subject to the following limitations:

                           (i) The Sellers shall not be obligated to pay any
amounts for indemnification under this Article IX arising out of any Losses based upon, arising out of or otherwise in respect of any inaccuracy or breach disclosed in writing to the Buyer and specifically waived in writing by the Buyer prior to the Closing; and

                           (ii) The Stockholders shall not be obligated to pay
any amounts for indemnification under this Article IX, except those based upon, arising out of or otherwise in respect of Sections 3.23, 11.01 and 11.02 and
Article IV hereof (the "Basket Exclusions"), until the aggregate indemnification payments, exclusive of the Basket Exclusions, equals $250,000 (the "Basket Amount"), whereupon the Sellers shall be obligated to pay any such indemnification payments and any subsequent indemnification payments in full. It is expressly understood that the Basket Amount shall serve as a "trigger" for the indemnification and not as a "deductible" (for example, if the indemnity claims for which the Stockholders would, but for the provisions of this subparagraph
(ii), be liable aggregate $300,000, the Stockholders would then be liable for the full $300,000 and not just $50,000). This Section 9.04(ii) will not apply to any breach of any representations and warranties of which any Stockholder had actual Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by any Stockholder of any covenant or obligation, and the Stockholders will be jointly and severally liable for all damages with respect to such breaches.

                           (iii) No Seller shall be obligated to pay any amount
for indemnification under this Article IX in excess of the gross proceeds received by such Seller from the sale of Company Common Stock, Redemption Shares and/or Subordinated Notes, as the case may be.

                           (iv) The Sellers shall be obligated to pay the Basket
Exclusions without regard to the individual or aggregate amounts thereof and without regard to whether the aggregate amount of all other indemnification payments shall have exceeded, in the aggregate, the Basket Amounts.

                           (v) Notwithstanding anything to the contrary in this
Agreement, except with respect to the Basket Exclusions, the Stockholders shall have no obligation to indemnify the Buyer for any misrepresentation or breach of warranty under this Agreement for any amount of Losses in excess of $3,500,000 in the aggregate.

                           (vi) After the Closing, the indemnification rights
set forth in this Article IX shall be the Buyer's sole and exclusive remedy against any of the Sellers for any breach of any representation, warranty or covenant of the Company or the Sellers contained in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent the Buyers from bringing an action based upon allegations of fraud in connection with this Agreement. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

         SECTION 9.05 SET-OFF RIGHTS.

                  (a) Each Stockholder specifically agrees that, subject to paragraphs (b) and (c) of this Section 9.05 (i) any claims for indemnification by the Buyer against the Stockholders (or any of them) hereunder may be satisfied against the Escrow Fund pursuant to the Escrow Agreement, and (ii) that, to the extent that there remain unsatisfied indemnification claims after the deductions and set-offs described above, the Buyer shall have full recourse against each of the Stockholders (including their assets of whatsoever kind or nature) for payment of such indemnification claims, subject to Section 9.04(v) hereof.

                  (b) The Buyer shall give Stockholders not less than fifteen
(15) days' notice (the "Buyer's Notice") of its intention to deduct or set-off any amounts pursuant to this Section 9.05, including in such notice a description of the Buyer's indemnification claim. If none of the Stockholders object to such deduction or set-off at least two business days prior to the date of the proposed set-off set forth in the Buyer's Notice (the "Set-Off Date"), then such proposed deduction or set-off shall become effective on such date and shall not be subject to further review, challenge or adjustment absent fraud.

                  (c) If any of the Stockholders timely object to the set-off proposed in the Buyer's Notice, and if the Buyer and the objecting Seller(s) are unable to resolve such dispute on or prior to the Set-Off Date, then (i) the proposed deduction or set-off shall be effective only as to undisputed amounts, and (ii) any undisputed amounts shall be retained in the Escrow Account to be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement or shall be paid in accordance with Section 1.05 hereof. In the event that a dispute among the parties pursuant to this Section 9.05(c), the party who is later determined to have been in error in attempting to enforce or disputing the payment or set-off shall (i) pay the reasonable legal and accounting fees, costs and expenses incurred by the prevailing party in presenting, arguing and resolving such dispute and (ii) pay to the party to which such payment or set-off is determined to be payable an amount sufficient to equal a return at the rate of ten percent (10%) per annum on the disputed amount from the date payment of such amount was originally due through the date payment is actually made.

                                    ARTICLE X

                            POST-CLOSING OBLIGATIONS

         SECTION 10.01 FURTHER ASSURANCES. Following the Closing, each of the Company, the Sellers and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

         SECTION 10.02 PUBLICITY. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

         SECTION 10.03 ACCESS TO RECORDS. From and after the Closing, (i) each of the Sellers shall (A) permit the Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, files, agreements and other information in the possession of the Sellers or their respective Affiliates, and (B) use his best efforts to permit the Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants and other representatives of the Sellers and their respective Affiliates, in each case, to the extent and at all times reasonably requested by the Buyer for the purpose of investigating or defending any claim made against the Sellers, the Company or the Subsidiary in connection with periods ending on or before the Closing Date and (ii) the Buyer shall use its best efforts to permit the Sellers and their respective authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants and other representatives of the Buyer, the Company and their Affiliates, in each case, to the extent and at all time reasonably requested by the Sellers, or any of them, for the purpose of investigating or defending any claim made against the Sellers in connection with Article IX.

                                   ARTICLE XI

                                  MISCELLANEOUS

         SECTION 11.01 BROKERS. Regardless of whether the Closing shall occur,
(i) each Seller shall jointly and severally indemnify and hold harmless the Buyer and the Company from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by the Company or any of the Sellers in respect of the transactions contemplated by this Agreement, including, without limitation, the fees described in Schedule
3.23 hereof, and (ii) the Buyer shall indemnify and hold harmless Sellers from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by the Buyer in respect of the transactions contemplated by this Agreement.

         SECTION 11.02 COSTS AND EXPENSES. Each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby; provided that the Sellers shall bear and pay any such expenses incurred by the Company or the Subsidiary, except such expenses incurred in connection with preparing the Closing Date Audited Balance Sheet and determining the purchase price adjustment pursuant to Section 1.05, which shall be borne by the parties as provided in Section 1.05; and provided, further, that the Sellers shall pay one-half of the fee for filings under the HSR Act unless the transactions hereby are consummated on or before August 31, 1997, in which event the Buyer shall pay such HSR Act filing fee in full.

         SECTION 11.03 NOTICES. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

         BUYER:                               Neff Corp.
                                              3750 N.W. 87th Avenue
                                              Suite 400
                                              Miami, Florida  33178
                                              Attention: Mr. Kevin Fitzgerald
                                              Telecopy No.: (305) 513-3350

         WITH A COPY TO:

                                              Baker & McKenzie
                                              701 Brickell Avenue, Suite 1600
                                              Miami, Florida  33131
                                              Attention: Andrew Hulsh, Esq.
                                              Telecopy No.: (305) 789-8953

         THE COMPANY OR ANY

         OF THE SELLERS:                      Industrial Equipment Rentals, Inc.
                                              c/o Atticus Capital
                                              3 Corporate Plaza, Suite 201
                                              Newport Beach, California 92660
                                              Attention: Mr. Michael Rakestraw
                                              Telecopy No.:(714) 719-1454

         WITH A COPY TO:

                                              Latham & Watkins
                                              650 Town Center Drive
                                              Costa Mesa, California 92626
                                              Attention: Patrick Seaver, Esq.
                                              Telecopy No.: (714) 755-8290

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

         SECTION 11.04 GOVERNING LAW. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of New York

(excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the Circuit Court located in New York, New York, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the Southern District of New York. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         SECTION 11.05 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of each of the parties to this Agreement shall be deemed to have been made at the date hereof and at and as of the Closing Date.

         SECTION 11.06 ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         SECTION 11.07 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of the Buyer's rights to any lender providing financing in connection with the transactions contemplated hereby. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         SECTION 11.08 REMEDIES. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute, or otherwise.

         SECTION 11.09 EXHIBITS AND SCHEDULES. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, and
(ii) the Buyer could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

         SECTION 11.10 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 11.11 REFERENCES. Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require.

References to monetary amounts and specific named statutes are intended to be and shall be construed as references to United States dollars and statutes of the United States of the stated name, respectively, unless the context otherwise requires.

         SECTION 11.12 SURVIVAL. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

         SECTION 11.13 ATTORNEYS' FEES. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

                                   ARTICLE XII

                                   DEFINITIONS

         Capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in this Article XII, unless otherwise defined in this Agreement.

         SECTION 12.01 AFFILIATE. The term "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

         SECTION 12.02 COLLATERAL AGREEMENTS. The term "Collateral Agreements" shall mean any or all of the following agreements, the forms of which are attached hereto as exhibits to this Agreement as indicated in parentheses:

Exhibit B - Escrow Agreement

Exhibit C - Employment Agreement between the Company and William G. Derenbecker

Exhibit D - Employment Agreement between the Company and Barry J. De Roche

Exhibit E - Employment Agreement between the Company and Donald G. Charbonnet

Exhibit F - Employment Agreement between the Company and George R. Gros

Exhibit G - Non-Competition Agreement between the Company and Robert T. Buckner and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

         SECTION 12.03 COMPANY ASSETS. The term "Company Assets" shall mean, with respect to the Company and the Subsidiary, all of the Properties, Contracts, and Permits, that were Used by the Company or the Subsidiary as of the Interim Balance Sheet Date and those Used by the Company or the Subsidiary at any time after that date until the Closing Date.

         SECTION 12.04 DAMAGES. The term "Damages" shall mean any and all damages, liabilities, obligations, penalties, fines, Judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

         SECTION 12.05 ENVIRONMENTAL LAW. "Environmental Law" shall mean any governmental statute, law, ordinance, code, rule, regulation, order or decree relating to or imposing liability or standards of conduct as may now in effect regarding any air emission, water discharge or use, storage, handling, generation or disposal of any Hazardous Substances, including, without limitation, the following, and all regulations promulgated thereunder or in connection therewith: the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Used Oil Recycling Act, the Occupational Safety and Health Act, the Federal Safe Drinking Water Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Emergency Planning and Community Right-to-Know Act, and all other federal, state, tribal and local laws, rules and regulations relating to protection of human health and the environment, reclamation of land, wetlands and waterways or relating to the use, storage, emissions, discharge, clean-up or release of Hazardous Substances on or into the work-place or the environment (including, without limitation, ambient air, oceans, waterways, wetlands, surface water, ground water (tributary and nontributary), land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of contaminants, as all of the foregoing may be amended, supplemented and reauthorized from time to time.

         SECTION 12.06 GOVERNMENTAL AUTHORITIES. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

         SECTION 12.07 HAZARDOUS SUBSTANCES. "Hazardous Substances" shall mean industrial, toxic or hazardous substances or wastes or other pollutants, contaminants, petroleum products, asbestos, polychlorinated biphenyls ("PCBs") or chemicals, all as defined and regulated under Environmental Law.

         SECTION 12.08 KNOWLEDGE. The term "Knowledge" shall mean the actual knowledge of a party or, in the case of the Company or the Buyer, any of their respective directors or executive officers (and, in the case of the Company, the directors and executive officers of the Subsidiary) with respect to the representation being made, and such knowledge of any such persons as reasonably should have obtained upon due investigation and inquiry into the representation being made.

         SECTION 12.09 LEGAL REQUIREMENTS. The term "Legal Requirements", when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person's business, operations or Properties.

         SECTION 12.10 PERMITS. The term "Permits" shall mean any and all permits or orders under any Legal Requirement or otherwise granted by any Governmental Authority.

         SECTION 12.11 PROPERTIES. The term "Properties" shall mean any and all properties and assets (real, personal or mixed, tangible or intangible).

         SECTION 12.12 PROPORTIONATE SHARE. The term "Proportionate Share" shall mean each Common Stockholder's respective percentage ownership interest in the Company as set forth on EXHIBIT A-1.

         SECTION 12.13 REGULATIONS. The term "Regulations" shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Code.

         SECTION 12.14 USED. The term "Used" shall mean, with respect to the Properties, Contracts or Permits of the Company or the Subsidiary, those owned, leased, licensed or otherwise held by the Company or the Subsidiary which were acquired for use or held for use by the Company or the Subsidiary in connection with the Company's or the Subsidiary's business and operations, whether or not reflected on the Company's or the Subsidiary's books of account.

         EXECUTED as of the date first written above.

                                       BUYER:

                                       NEFF CORPORATION

                                       By:
                                          --------------------------------------
                                          Kevin Fitzgerald, President

                                       COMPANY:

                                       INDUSTRIAL EQUIPMENT RENTALS, INC.

                                       By:
                                          --------------------------------------
                                          William G. Derenbecker, President

                                       SELLERS' REPRESENTATIVE:

                                       By:
                                          --------------------------------------
                                          Michael E. Rakestraw

                                       SELLERS:

                                       NATIONSBANC CAPITAL CORPORATION

                                       By: _____________________________________
                                           Name: _______________________________
                                           Title: ______________________________

                                       EQUUS II INCORPORATED

                                       By: _____________________________________
                                           Name: _______________________________
                                           Title: ______________________________

                                       EQUUS CAPITAL PARTNERS, LP

                                       By: _____________________________________
                                          Its: _________________________________

                                       By: _____________________________________
                                           Name: _______________________________
                                           Title: ______________________________

                                       PREMIER VENTURE CAPITAL CORP.

                                       By: _____________________________________
                                           Name: _______________________________
                                           Title: ______________________________

                                       LOUISIANA FUND CORPORATION

                                       By: _____________________________________
                                           Name: _______________________________

                                           Title: ______________________________

                                       THE CATALYST FUND LTD.

                                       By: _____________________________________
                                           Name: _______________________________
                                           Title: ______________________________

                                       HUB ASSOCIATES, GP

                                       By: _____________________________________
                                          Its: _________________________________


                                       -----------------------------------------
                                       Samuel J. Parker


                                       -----------------------------------------
                                       Daniel Moore


                                       -----------------------------------------
                                       Eleanor Moore


                                       -----------------------------------------
                                       Barbara K. Buckner


                                       -----------------------------------------
                                       Douglas Greenburg


                                       -----------------------------------------
                                       Joseph Philip LeBlanc


                                       -----------------------------------------
                                       Wayne D. Morrison


                                       -----------------------------------------
                                       Robert W. Lemoine


                                       -----------------------------------------
                                       Robert T. Buckner


                                       -----------------------------------------
                                       Donald G. Charbonnet

                                       -----------------------------------------
                                       Barry J. DeRoche


                                       -----------------------------------------
                                       William G. Derenbecker


                                       -----------------------------------------
                                       George R. Gros


                                       -----------------------------------------
                                       Eddie Chiasson


                                       -----------------------------------------
                                       Shelly B. Martin


                                       -----------------------------------------
                                       Travis Bergeron